PURCHASE AND SALE AGREEMENT

 By and among

BEACON ENERGY (TEXAS) CORP.

 (Seller)

and

DELEK RENEWABLES, LLC

(Buyer)

and

EQM TECHNOLOGIES & ENERGY, INC.

(Guarantor)

December 31, 2012

TABLE OF CONTENTS

ARTICLE I Definitions and interpretation		1

1.1	Certain Defined Terms	1

1.2	References, Gender, Number	1

1.3	Interpretation	1

ARTICLE II Purchase and Sale		2

2.1	Included Assets	2

2.2	Excluded Assets	3

ARTICLE III Purchase Price		4

3.1	Price	4

3.2	Catalyst Inventory	4

3.3	Closing Date Payment	5

3.4	Blender’s Tax Credit	5

3.5	Closing Date Payment Adjustments	5

3.6	Assumption of Liabilities	5

3.7	Excluded Liabilities	6

ARTICLE IV Closing		6

4.1	Closing	6

4.2	Possession and Control	7

ARTICLE V Closing Conditions and Deliverables		7

5.1	Conditions to Closing	7

5.2	Seller’s Deliveries	8

5.3	Buyer’s Deliveries	10

5.4	Affiliates	10

5.5	Termination	10

5.6	Entities to Receive Assets	11

5.7	Consents	12

ARTICLE VI Allocation of Proceeds and Purchase Price		12

6.1	Proceeds from Operations	12

6.2	Purchase Price Allocation	12

6.3	Lease and Rental Payments	13

- ii -

ARTICLE VII Utilities		13

7.1	Utilities	13

ARTICLE VIII Taxes and Related Matters		13

8.1	Cooperation	13

8.2	Property Taxes	13

8.3	Income Taxes	14

8.4	Transfer Taxes	14

8.5	Confidential Tax Information	14

8.6	Other Taxes	14

ARTICLE IX Seller’s Representations		14

9.1	No Brokers	14

9.2	Organization	14

9.3	Power and Authority	15

9.4	Authorization and Enforceability	15

9.5	Investment Company Act; PUHCA	15

9.6	Violations of Law / Industry Standards	15

9.7	Taxes	15

9.8	Permits	16

9.9	Necessary Assets	16

9.10	Legal Proceedings	16

9.11	Debt and Long-term Liabilities	16

9.12	Consents and Preferential Purchase Rights	16

9.13	No Breach, Conflict	17

9.14	Financial Statements	17

9.15	Title	17

9.16	Real Properties	17

9.17	Personal Property	18

9.18	Intangible Property	18

9.19	Contracts	18

9.20	Environmental Matters	19

9.21	Employee Benefit Plans	20

9.22	Labor Relations	20

9.23	Bankruptcy	20

- iii -

9.24	Advanced Biofuel Program Payments	20

9.25	Limitation of Seller’s Representations	21

ARTICLE X Buyer’s Representations		21

10.1	Investment	21

10.2	Organization	21

10.3	No Brokers	21

10.4	Power and Authority	21

10.5	Authorization and Enforceability	21

10.6	Investment Company Act and PUHCA	22

10.7	No Breach, Conflict	22

10.8	Financing	22

10.9	Legal Proceedings	22

10.10	Bankruptcy	22

ARTICLE XI Covenants of Seller and buyer		22

11.1	General	22

11.2	Operation of the Biodiesel Business	22

11.3	Preservation of the Biodiesel Business and Acquired Assets	23

11.4	Notice of Developments	23

11.5	Employees	23

11.6	Financial Statements	24

11.7	Governmental Filings	24

11.8	Exclusivity	24

11.9	Process Safety Management Upgrades	25

11.10	Advanced Biofuel Payment Program Payments	25

ARTICLE XII Pre-Acquisition Review		25

12.1	Access to Information	25

12.2	Indemnity for Pre-Closing Inspection Matters	26

12.3	Waiver of Subrogation	26

ARTICLE XIII Title and Survey		26

13.1	Conveyances	26

13.2	Title Insurance	26

13.3	Survey	27

- iv -

13.4	Title Examination	27

13.5	Owner’s Policy	27

13.6	Liens	27

ARTICLE XIV Seller’s INDEMNIFICATION OBLIGATIONS		27

14.1	Seller’s Indemnification Obligations	27

14.2	Limitations on Seller’s Indemnity Obligations	28

14.3	No Punitive Damages	29

ARTICLE XV Buyer’s INDEMNIFICATION OBLIGATIONS		29

15.1	Buyer’s Indemnification Obligations	29

15.2	Punitive Damages	29

ARTICLE XVI Claims Procedure		30

16.1	Claim Notice	30

16.2	Defense of Claim	30

16.3	Cooperation	30

16.4	Presence at Conferences	30

16.5	Subrogation	31

16.6	Exclusive Remedy	31

ARTICLE XVII Post-closing covenants of Seller		31

17.1	Intellectual Property	31

ARTICLE XVIII MISCELLANEOUS		31

18.1	Cooperation	31

18.2	Costs and Expenses	32

18.3	Risk of Loss	32

18.4	No Joint Venture, Partnership or Agency	32

18.5	Books and Records	32

18.6	Publicity	32

18.7	Recording and Filing	32

18.8	Confidentiality	33

18.9	Notices	34

18.10	Time of Performance	35

18.11	Entire Agreement and Amendment	35

18.12	Assignment	36

18.13	Applicable Law	36

- v -

18.14	Jurisdiction; Consent to Service of Process; Waiver	36

18.15	No Third Person Beneficiaries	36

18.16	Counterparts	36

18.17	Guaranty	37

- vi -

The Annexes, Schedules and Exhibits listed below are attached to this Agreement and by this reference are fully incorporated herein:

Annexes

Annex A	Definitions

Schedules

2.1(a)	Real Property
2.1(b)	Personal Property
2.1(c)	Transferable Permits
2.1(d)	Assigned Contracts
2.1(e)	Books and Records
2.1(f)	Intangible Property
2.2(m)	Additional Excluded Assets
6.2	Allocation of Purchase Price
9.6	Violation of Laws
9.8	All Permits
9.10	Legal Proceedings
9.12(a)	Seller Consents and Waivers
9.14	Financial Statements
9.16(b)	Utilities
9.18	Intangible Property Matters
9.19	Contracts
9.20	Environmental Matters
10.7	Buyer Consents and Waivers
11.2(b)	Hazardous Materials
11.9	PSM Upgrades

Exhibits

5.2(a)	Special Warranty Deed
5.2(b)	Bill of Sale
5.2(c)	Assignment and Assumption Agreement
5.2(d)	Internet Domain Name Transfer Agreement
5.2(f)	Non-Competition Agreement
5.2(g)	Non-Solicitation Agreement
5.2(h)	Termination of Toll Production Agreement
5.2(u)	Assignment of Intangible Property
5.2(v)	RFS Registration Letter

- vii -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is entered into effective the 31st day of December, 2012, by and among Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”), Delek Renewables, LLC, a Delaware limited liability company (“Buyer”), and EQM Technologies & Energy, Inc., a Delaware corporation (“Guarantor”). Seller and Buyer are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller owns a biodiesel facility located at 3102 Windmill Road, Cleburne, Texas (the “Facility”); and

WHEREAS, Seller operates a business engaged in the production of biodiesel fuel and related activities at the Facility (the “Biodiesel Business”); and

WHEREAS, Guarantor is the beneficial owner of 100% of the equity interests in Seller;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

Now, Therefore, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained in this Agreement, the Parties and Guarantor agree as follows:

ARTICLE I
Definitions and interpretation

1.1           Certain Defined Terms. Unless the context otherwise requires, the terms defined in Annex A shall have, when used in this Agreement, the respective meanings specified in Annex A, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

1.2           References, Gender, Number. All references in this Agreement to an “Annex,” “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Annex, Article, Section, subsection, Exhibit or Schedule of or to this Agreement, unless the context otherwise requires. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole (including Schedules) and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

1.3           Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party or Guarantor, and no consideration shall be given or presumption made on the basis of which Party or Guarantor drafted this Agreement (or any particular provision hereof) or which Party or Guarantor supplied the form of agreement. Each Party and Guarantor agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions that this Agreement contemplates. In construing this Agreement:

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(a)          examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)          the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;

(c)          a defined term has its defined meaning throughout this Agreement and each Annex, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)          if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(e)          if there is any conflict or inconsistency between the main body of this Agreement (including Annex A, which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;

(f)          the term “cost” includes expense and the term “expense” includes cost;

(g)          the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(h)          any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(i)          whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified;

(j)          the word “or” will have the inclusive meaning represented by the phrase “and/or”; and

(k)          the phrase “and/or”, when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase.

ARTICLE II
Purchase and Sale

2.1          Included Assets. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, and Buyer agrees to purchase, all of the following assets (the “Acquired Assets”):

(a)          good and indefeasible title to the real property described on Schedule 2.1(a) and all other real property owned by Seller or its Affiliates upon which the Facility is located, that is used in connection with the operation of the Biodiesel Business or that is adjacent to the Facility, including all buildings, structures, docks, facilities, fixtures, aboveground and underground piping, and other improvements located thereon and all right, title, interests, easements, servitudes, rights-of-way, privileges, licenses (written or oral), tenements, hereditaments, oil, gas and mineral rights, development rights, and utility capacity reservations and allocations that are appurtenant thereto (collectively, the “Real Property”);

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(b)          good and marketable title to the items described on Schedule 2.1(b) and all other tangible personal property that is located at the Facility or that is used in, or held for use in, the operation of the Biodiesel Business, including: (i) all processing units, storage tanks, pipes, loading racks, meters, pumps, and valves, (ii) all replacement and spare parts, tools, equipment, manuals, and furniture, and (iii) all other machinery, equipment, computers, pipelines, truck racks, rail racks, laboratory instruments, office furniture, vehicles, trailers, rail cars, personal property, parts, supplies, office supplies, and cleaning products, and, subject to Section 3.2, catalysts, methanol, and chemicals, but excluding the Excluded Assets (collectively, the “Personal Property”);

(c)          to the extent transferable, any and all Permits, including pending applications or filings therefor and renewals thereof, of every kind related to the Acquired Assets or the Biodiesel Business, or by which any of the Acquired Assets may be subject or bound, including the Permits and pending applications, filings or renewals identified in Schedule 2.1(c);

(d)          all of Seller’s rights under Contracts described on Schedule 2.1(d), to the extent the same are in effect as of the Effective Time (the “Assigned Contracts”);

(e)          the Books and Records, wherever located, related to the Acquired Assets and/or the Biodiesel Business, including any such Books and Records that are stored or maintained in electronic storage format, such as computer disks or tapes, and the documents and records identified in Schedule 2.1(e), but excluding any parts thereof that relate to: (i) the negotiation of this Agreement or the transactions contemplated by this Agreement or any alternative transactions for the sale or other disposition of the Acquired Assets; or (ii) all articles of incorporation, bylaws, minutes, operating agreements, shareholder agreements, and other similar corporate documents of Seller not directly relating to the operation of the Acquired Assets or the Biodiesel Business;

(f)          the Intangible Property, including the items identified in Schedule 2.1(f);

(g)          To the extent not otherwise enumerated in this Section 2.1, Seller’s tangible and intangible assets that are related to the operation of the Biodiesel Business or the Facility; and

(h)          Any goodwill related to the Biodiesel Business, including the name “Beacon;” provided, however, that Guarantor shall have the right to continue to refer to the name “Beacon Energy (Texas) Corp.” solely as a part of its SEC reporting for such period of time as is necessary for it to comply with its SEC obligations. Seller covenants and agrees with Buyer that Seller will change its corporate name to delete any reference to “Beacon” as soon as reasonably practicable after the Closing.

Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the Excluded Assets. Seller shall convey the Acquired Assets to Buyer, at Closing, free and clear of all Liens.

2.2          Excluded Assets. The Acquired Assets shall not include the following assets of Seller (the “Excluded Assets”):

(a)          all cash and cash equivalents of Seller;

(b)          all bank deposits and bank accounts of Seller;

(c)          all receivables, including accounts receivable, notes receivable, trade receivables, or exchange balances owed to Seller and arising from the operation of the Biodiesel Business prior to the Effective Time;

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(d)          all refunds arising out of Taxes, or withholdings associated with Taxes, paid by Seller relating to the Acquired Assets during or for any Pre-Closing Tax Period;

(e)          all insurance policies and rights and Claims thereunder with respect to the Acquired Assets or the Biodiesel Business to the extent the same relate to periods prior to the Effective Time, provided that Buyer shall be entitled to all insurance proceeds paid on account of damage to any of the Acquired Assets occurring prior to Closing that are not utilized by the Seller to restore any damage to the Acquired Assets occurring prior to Closing in accordance with the terms of this Agreement;

(f)          all credits and refunds due Seller as a result of the cancelation of any insurance policies maintained by Seller that cover the Acquired Assets or the Biodiesel Business;

(g)          all articles of incorporation, bylaws, minutes, operating agreements, shareholder agreements, and other similar corporate documents of Seller not directly relating to the operation of the Acquired Assets or the Biodiesel Business;

(h)          all books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and any related analyses;

(i)          all rights of Seller and any of its Affiliates under or pursuant to this Agreement and the other agreements and transactions contemplated hereby, including any amounts due Seller under Section 3.4 as a result of a reinstatement of the Blender’s Tax Credit;

(j)          all Contracts other than the Assigned Contracts;

(k)          any feedstock, work-in-progress, biodiesel and other products that belong to Buyer under the Toll Production Agreement or otherwise;

(l)          the “Toll Fee,” minus any “Transportation Charge” and any other amounts payable by Buyer to Seller under the Toll Production Agreement for all “Qualifying Biodiesel” and other biodiesel contained in the Buyer storage tanks as of the Closing produced under the Toll Production Agreement but not yet delivered or invoiced as of the Effective Time; and

(m)          the items listed in Schedule 2.2(m).

ARTICLE III
Purchase Price

3.1          Price. The purchase price to be paid by Buyer to Seller in consideration for the Acquired Assets shall be FIVE million TWO hundred EIGHTY thousand dollars ($5,280,000) (the “Purchase Price”), subject to the provisions below in this Article III.

3.2          Catalyst Inventory. On the date that is five (5) Business Days prior to the date scheduled for the Closing, Seller shall furnish Buyer with a written statement setting forth Seller’s best estimate of the Catalyst Inventory as of the Closing. Immediately prior to the Closing, representatives of Seller and Buyer shall jointly audit the Catalyst Inventory and execute a written statement setting forth the results thereof. At Closing, Buyer shall pay Seller an amount (the “Catalyst Inventory Price”) equal to the replacement cost of the Catalyst Inventory, calculated based on the price being charged at the time of the Closing for each type of item comprising a portion of the Catalyst Inventory by the applicable supplier who provided such item to Seller, including applicable sales taxes and delivery charges, if any.

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3.3          Closing Date Payment. At the Closing and against delivery of the items specified in Section 5.2, Buyer shall pay an amount equal to the sum of the Purchase Price, as adjusted pursuant to Section 3.5, and the Catalyst Inventory Price (the “Closing Date Payment”), all of which shall be payable to the Seller at the Closing by wire transfer in immediately available funds to an account to be designated by the Seller.

3.4          Blender’s Tax Credit. If, on or before the date that is twelve (12) months following the Closing, (i) Buyer or any of its Affiliates is entitled to a Blender’s Tax Credit as a result of the blending and sale or use of biodiesel produced under the Toll Production Agreement prior to the earlier of the Closing or the date the Blender’s Tax Credit is reinstated, and (ii) such Blender’s Tax Credit is applied to reduce the net income tax of Buyer or any of its Affiliates for 2012 (such a reduction being a “2012 Blender’s Tax Credit Reduction”), then Buyer shall pay Seller the sum of twenty cents ($0.20) for each one dollar ($1.00) of the 2012 Blender’s Tax Credit Reduction. The amounts payable under these provisions shall be in full satisfaction of any obligations that Buyer might otherwise have to Seller under Section 3.7(b) of the Toll Production Agreement.

3.5          Closing Date Payment Adjustments. At the Closing, the amount of the Purchase Price payable by Buyer pursuant to Section 3.1 shall be adjusted by the following:

(a)          increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 6.3;

(b)          increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of utilities and other charges pursuant to Section 7.1;

(c)          increased or reduced, as applicable, by an amount, if any, equal to the portion of pro-rated property taxes and assessments (general and special, public and private) pursuant to Section 8.2; and

(d)          increased or reduced, as applicable, by any other amounts provided pursuant to this Agreement or as agreed to in writing by the Parties.

The Parties shall prepare a closing statement detailing the items which are to be added to or subtracted from the Purchase Price to determine the amount of the Closing Date Payment. Buyer and Seller shall agree to the figures on the closing statement.

3.6          Assumption of Liabilities.

(a)          As of the Closing Date, Buyer shall, without any further action on the part of Buyer or Seller, assume and agree to pay, perform and discharge when due, and, subject to Article XVI, indemnify, defend and hold the Seller Indemnitees harmless from all Claims and Damages to the extent arising from or related to each of the following liabilities or obligations (collectively, the “Assumed Liabilities”), provided, that the Assumed Liabilities shall not include the Excluded Liabilities:

(i)          All Obligations of Seller that (A) arise under the Assigned Contracts in connection with goods or services received by or on behalf of Buyer from and after the Effective Time or (B) first become performable under the Assigned Contracts on or after the Effective Time, excluding any Obligations arising from any event, matter or circumstance occurring prior to Closing; and

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(ii)         All Obligations of Seller attributable or relating to the period from and after the Effective Time under any Permit constituting Acquired Assets.

(b)          Notwithstanding anything in this Agreement to the contrary, the Buyer, Seller and Guarantor expressly agree that Buyer is not assuming or otherwise becoming liable for, nor shall Buyer nor any of its Affiliates be deemed to have assumed or become liable for, any Obligation of Seller or its Affiliates (including Obligations related to the Acquired Assets or the operation of the Biodiesel Business), whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise, except as expressly provided in this Section 3.6 or as otherwise expressly provided for in this Agreement or the Related Agreements.

3.7          Excluded Liabilities. Seller shall retain and hereby agrees to pay, perform and discharge when due, subject to the other provisions of this Agreement, and, subject to Article XVI, indemnify, defend and hold the Buyer Indemnitees harmless from all Claims and Damages to the extent arising from or related to any Obligations of Seller not specifically assumed by Buyer herein, including the following (collectively, the “Excluded Liabilities”):

(a)          all Obligations relating to any Excluded Assets;

(b)          any Environmental Liabilities arising out of the ownership, operation, use or maintenance of the Acquired Assets or the Biodiesel Business prior to Closing;

(c)          all Obligations of Seller, Guarantor or their respective Affiliates to the extent arising out of, incurred in connection with or related to the ownership, operation, use or maintenance of the Acquired Assets or operation of the Biodiesel Business prior to the Effective Time;

(d)          all Obligations of Seller, Guarantor or their respective Affiliates to the extent arising out of, incurred in connection with or related to the ownership, operation, use or maintenance of all assets and properties other than the Acquired Assets or operation of any businesses other than the Biodiesel Business; and

(e)          all Obligations of Seller, Guarantor or any of their ERISA Affiliates pursuant to any multi-employer plan withdrawal liability and/or single/multiemployer plan termination liability of Seller, Guarantor or any of their respective ERISA Affiliates under Title IV of ERISA, any liability of Seller, Guarantor or any of their respective ERISA Affiliates for any accumulated funding deficiency under Section 412 of the Code and/or Section 302 of ERISA, any liability for contributions, benefits or any other amount due under any multiemployer plan to which Seller, Guarantor or any of their respective ERISA Affiliates have contributed or had an obligation to contribute to or any benefit plan of the Seller, Guarantor or any of their respective ERISA Affiliates, and any liability for COBRA continuation coverage for “M&A qualified beneficiaries.”

ARTICLE IV
Closing

4.1          Closing. Subject to the other terms and conditions of this Agreement, the closing of the purchase and sale contemplated herein (the “Closing”) shall take place at 10:00 a.m. Central Time on January 23, 2013; provided, Buyer may schedule the Closing for an earlier date by giving five (5) Business Days advance written notice to Seller. The Closing shall be conducted remotely through the exchange of executed copies of this Agreement and the Related Agreements via electronic mail or facsimile, with original execution copies sent by registered or certified mail.

4.2          Possession and Control. Control of operations, risk of loss, and transfer of title to the Acquired Assets from Seller to Buyer shall be effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

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ARTICLE V
Closing Conditions and Deliverables

5.1          Conditions to Closing. Except to the extent expressly waived by Buyer (with respect to subsections (a), (c), (d), (e), (f), (g), (h), (i), (j) or (l) below), or Seller (with respect to subsections (b), (c), (g) or (k) below) in writing, the obligations of each Party to close the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, which conditions the Parties intend to be conditions precedent to Seller’s obligation to convey the Acquired Assets and to Buyer’s obligation to pay the Purchase Price:

(a)          All representations and warranties of Seller set forth in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and as of the Closing Date, as if made on the Closing Date (except with respect to any representations and warranties that include the word “material” or words of similar import, in which case such representations and warranties must be true, accurate and complete in all respects after giving effect to such “materiality” or similar qualifier without duplication), and Seller shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing;

(b)          All representations and warranties of Buyer set forth in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and as of the Closing Date, as if made on the Closing Date, and Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing;

(c)          No Law shall exist or shall have been enacted restricting or substantially delaying the transactions contemplated by this Agreement;

(d)          The authorization, consent, approval or waiver of each Governmental Authority necessary for the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect;

(e)          The authorization, consent, approval or waiver of each Governmental Authority (including all necessary Environmental Permits) necessary for Buyer to continue the Biodiesel Business in a manner substantially similar to the operation of the Biodiesel Business by Seller immediately prior to the Closing Date shall have been obtained and shall be in full force and effect;

(f)          Seller shall have cured all Title Defects in the manner set forth in Section 13.4;

(g)          No Party shall have exercised any right it may have to terminate this Agreement under the express terms hereof;

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(h)          No Casualty Loss shall have occurred during the Interim Period;

(i)          No Release shall have occurred during the Interim Period at, on, under, from or to the Acquired Assets that is likely to require Remedial Action or result in any Environmental Liabilities;

(j)          Seller shall have properly executed and delivered the items set forth in Section 5.2;

(k)          Buyer shall have properly executed and delivered the items set forth in Section 5.3; and

(l)          Seller shall have obtained the consents and waivers listed in Schedule 9.12(a).

5.2          Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer each of the following items (the receipt of all of which are conditions precedent to the obligation of Buyer to close the transactions contemplated hereby):

(a)          duly executed Special Warranty Deed(s) for the Real Property, substantially in the form attached hereto as Exhibit 5.2(a), dated as of the Closing Date, conveying fee simple title to the Real Property, free and clear of all Liens and subject only to the Permitted Encumbrances;

(b)          a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit 5.2(b), dated as of the Closing Date;

(c)          a duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 5.2(c), dated as of the Closing Date;

(d)          a duly executed Internet Domain Name Transfer Agreement, substantially in the form attached hereto as Exhibit 5.2(d), dated as of the Closing Date;

(e)          all other instruments of sale, assignment, transfer and conveyance as Buyer may reasonably and timely request evidencing and effecting the sale and transfer to Buyer of the Acquired Assets, each duly executed and dated as of the Closing Date;

(f)          a duly executed Non-Competition Agreement executed by Seller and Guarantor, substantially in the form attached hereto as Exhibit 5.2(f), and dated as of the Closing Date;

(g)          a duly executed Non-Solicitation Agreement executed by Seller and Guarantor, substantially in the form attached hereto as Exhibit 5.2(g), and dated as of the Closing Date;

(h)          a duly executed Termination of Toll Production Agreement, substantially in the form attached hereto as Exhibit 5.2(h);

(i)          one or more certificates, dated as of the Closing Date and duly executed by an authorized officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Section 5.1(a) required to be satisfied by Seller;

(j)          all (i) authorization codes, access codes, passwords, usernames or similar sequences of characters and numbers giving full use of and access to any of the Acquired Assets, including, but not limited to, those relating to the domain names that are part of the Intangible Property, and (ii) the name and email address of any administrative contact, technical contact and billing contact for the domain name;

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(k)          one or more incumbency certificates, each dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of the Seller or Guarantor, as applicable, certifying the incumbency and attesting to the due appointment and authorization of the individuals signing this Agreement and the Related Agreements on behalf of Seller and Guarantor;

(l)          copies of resolutions for Seller and Guarantor, certified as being true, correct and complete and then in full force and effect by the Secretary or Assistant Secretary of the Seller or Guarantor, as applicable, authorizing the execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which each is a party, in each case to the extent required by the Organizational Documents of Seller and Guarantor;

(m)          a Good Standing Certificate or Certificate of Existence for Seller issued by the Secretary of State for each of the State of Delaware and the State of Texas, a Certificate of Account Status issued for Seller by the Texas Comptroller of Public Accounts, and a Good Standing Certificate or Certificate of Existence from Guarantor for the State of Delaware, dated within ten (10) days of the Closing Date;

(n)          an affidavit referred to in Section 1445(b)(2) of the Code and the corresponding Treasury regulations in customary form, duly executed by Seller and dated as of the Closing Date;

(o)          all affidavits, certificates, and other documents reasonably requested by the Title Company that are customary in connection with Buyer’s obtaining the title insurance pursuant to Section 13.5;

(p)          any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby;

(q)          a Texas Certificate of No Tax Due issued by the Texas Comptroller of Public Accounts;

(r)          Tax certificates issued under Texas Property Tax Code § 31.08 by each taxing unit in which the Acquired Assets are located, reflecting that there are no unpaid property Taxes with respect to the Acquired Assets;

(s)          all rights of ownership and possession of the Acquired Assets contemplated herein;

(t)          copies of all documents required to change Seller’s corporate name to delete the reference to “Beacon,” which Seller shall file as soon as reasonably practicable after Closing. In addition, after Closing, Seller shall promptly provide Buyer with a copy of such name change documentation from the Delaware Secretary of State, which evidences the proper filing thereof;

(u)          a duly executed Assignment of Intangible Property, substantially in the form attached hereto as Exhibit 5.2(u), dated as of the Closing Date; and

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(v)         a duly executed letter to the EPA regarding the Renewable Fuel Standard registration for the Facility, substantially in the form attached hereto as Exhibit 5.2(v) (the “RFS Registration Letter”), dated as of the Closing Date.

5.3          Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller each of the following items (the receipt of all of which are conditions precedent to the obligation of Seller to close the transactions contemplated hereby):

(a)          the payment of the Closing Date Payment as specified in Section 3.3;

(b)          a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit 5.2(b), dated as of the Closing Date;

(c)          a duly executed Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit 5.2(c), dated as of the Closing Date;

(d)          a duly executed Internet Domain Name Transfer Agreement, substantially in the form attached hereto as Exhibit 5.2(d), dated as of the Closing Date;

(e)          a duly executed Termination of Toll Production Agreement, substantially in the form attached hereto as Exhibit 5.2(h);

(f)          an incumbency certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of Buyer, certifying the incumbency and attesting to the due appointment and authorization of the individuals signing, on behalf of Buyer, this Agreement and the Related Agreements;

(g)          copies of the resolutions of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by Buyer’s Organizational Documents);

(h)          a Good Standing Certificate or Certificate of Existence issued by the Secretary of State for the State of Delaware with respect to Buyer and dated within ten (10) days of the Closing Date; and

(i)          a duly executed RFS Registration Letter, dated as of the Closing Date.

5.4          Affiliates. Seller shall cause any of its Affiliates to transfer and assign all of their right, title and interest in and to the Acquired Assets, and possession and control thereof, to the extent held by any such Affiliate, to Buyer on or prior to the Closing Date.

5.5          Termination.

(a)          Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:

(i)          by mutual written consent of Seller, on the one hand, and Buyer, on the other hand;

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(ii)         by any Party in the event the conditions set forth in Section 5.1 have not been satisfied, or waived by Buyer or Seller, as appropriate, and the Closing has not occurred by the close of business on January 23, 2013. This provision shall not, however, apply to limit the liability of a Party who has willfully caused termination hereof by any act or failure to act in violation of the terms and provisions of this Agreement;

(iii)        by any Party in the event a court of competent jurisdiction in a suit instituted by a Third Person or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting a material portion of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(iv)        by Buyer at any time prior to December 24, 2012 (or the Additional Exclusivity Period if the Initial Exclusivity Period is extended pursuant to Section 11.8(b)) if the Buyer elects, in its sole and absolute discretion, after due diligence investigation, not to proceed with the transactions contemplated by this Agreement.

(b)          Procedure for and Effect of Termination. In the event of termination of this Agreement by either of the Parties under Section 5.5(a), written notice thereof shall be given by a Party so terminating to the other.

(c)          Return of Property. In the event of termination of this Agreement, Buyer shall promptly return all records, maps, files, papers, and other property of Seller then in the possession of Buyer or its representatives.

(d)          Seller’s Remedies. If the Closing does not occur prior to the end of the Additional Exclusivity Period, due to (a) Buyer deciding not to proceed with the transactions contemplated by this Agreement pursuant to Section 5.5(a)(iv) without Cause, or (b) any breach by Buyer of its Obligations under this Agreement, Buyer shall pay to Seller a non-refundable fee in the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) within five (5) Business Days of the expiration of the Additional Exclusivity Period (the “Walk-Away Fee”). For purposes of this section, Buyer shall have “Cause” if: (i) Buyer discovers an issue or group of issues with the Facility, the Acquired Assets and/or the Biodiesel Business of which Buyer notifies Seller prior to submission of the Due Diligence Completion Statement that Buyer determines in good faith, in its sole , discretion, will cost at least Two Hundred Seventy Five Thousand and No/100 Dollars ($275,000.00) to address, and upon which the Parties are unable to reach a mutually acceptable resolution; or (ii) Seller defaults under or breaches this Agreement. The Parties agree that the Walk-Away Fee is a reasonable estimate of Seller’s Damages in the event of any such termination, and receipt of such Walk-Away Fee shall be Seller’s sole and exclusive remedy for any such termination.

(e)          Buyer’s Remedies. In addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and a temporary, preliminary or permanent injunction to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.6          Entities to Receive Assets. Buyer will inform Seller at least three (3) days prior to the anticipated Closing Date of the names of any Affiliate(s) of Buyer to whom the various portions of the Acquired Assets are to be conveyed as of the Closing Date. In such event, the respective Affiliate shall be deemed to be a third party beneficiary of this Agreement to the extent relating to such Acquired Assets so conveyed, and shall enjoy the same rights as Buyer in relation to such portion of the Acquired Assets that are conveyed to such Affiliate for so long as it remains an Affiliate of Buyer.

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5.7          Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any Contract that would otherwise be an Assigned Contract but which is not permitted to be assigned in connection with the transactions contemplated by this Agreement (collectively, the “Unassigned Contracts”). In such event, Buyer may either require that Seller terminate such Unassigned Contract pursuant to its terms or require that the beneficial interest in and to such Unassigned Contract shall pass to Buyer at the Closing, in which case Seller shall cooperate with Buyer in any lawful and economically reasonable arrangement to provide Buyer with Seller’s entire interest in the benefits under each of the Unassigned Contracts. Seller shall exercise or exploit its rights and options under all Unassigned Contracts to the extent as reasonably directed by Buyer; provided, that Buyer shall be responsible for any liability incurred by Seller pursuant to such direction. Buyer shall accept and be responsible for the burdens and perform the obligations under such Unassigned Contracts as subcontractor of Seller, to the extent that such burdens and obligations would have constituted an Assumed Liability if such Unassigned Contract had been transferred to Buyer at the Closing. Seller shall use Reasonable Efforts after the Closing to obtain all necessary consents to transfer and assign all Unassigned Contracts. Unassigned Contracts shall not be deemed to be Assigned Contracts unless and until Seller obtains such consents to transfer. In the event the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such Unassigned Contract to Buyer, Buyer shall thereupon agree to assume and perform all liabilities and the obligations first arising thereunder after the date of such consent, at which time such Unassigned Contract shall be deemed an Assigned Contract and Acquired Asset, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities. Seller shall indemnify, defend and hold the Buyer Indemnitees harmless from all Damages to the extent arising from or related to any Unassigned Contract.

ARTICLE VI
Allocation of Proceeds and Purchase Price

6.1          Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Acquired Assets or the Biodiesel Business prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit the same to Seller. Except as expressly provided otherwise elsewhere herein or the Related Agreements, all proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Acquired Assets or the Biodiesel Business from and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit the same to Buyer.

6.2          Purchase Price Allocation. Buyer and Seller shall, at least three (3) days prior to the Closing Date, agree to allocate the Purchase Price (plus other capitalized costs and any allocation for any agreements described in line 6 of IRS Form 8594, to the extent required under the Code) among the Acquired Assets as set forth in Schedule 6.2, which will represent a reasonable determination in good faith of the fair market value of the Acquired Assets. Seller and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code on IRS Form 8594 in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax Return, in any refund Claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Party.

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6.3          Lease and Rental Payments. Lease and rental expenses payable pursuant to the terms of any Assigned Contracts that are lease or rental agreements shall be pro-rated between Buyer, on the one hand, and Seller, on the other hand, based upon the number of days during the applicable lease or rental period each Party was entitled to the use of the equipment or property subject to such lease or rental agreement. The Purchase Price shall be increased by an amount equal to any such lease or rental payments paid by Seller attributable to the period from and after the Effective Time. The Purchase Price shall be reduced by an amount equal to any such lease or rental payments payable by Buyer attributable to the period prior to the Effective Time. In the event the amount of any such lease or rental payment cannot be ascertained on the Closing Date, the pro-ration made on the Closing Date shall be made on the basis of the preceding lease or rental period, and to the extent that such pro-ration may be inaccurate, Seller and Buyer agree and covenant to make such payment to the other Party promptly upon receipt of the lease or rental statements for each such agreement as is necessary to properly allocate such lease or rental payments on a pro-rated basis between Seller and Buyer as of the Effective Time.

ARTICLE VII
Utilities

7.1           Utilities. To the extent utilities have not been placed in Buyer’s name as of the Effective Time, charges and credits for water, electricity, sewage, gas and all other utilities shall be adjusted and apportioned between Seller and Buyer through the Effective Time. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, Seller and Buyer agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between Seller and Buyer as of the Effective Time. If Buyer receives invoices for utilities for any period of time prior to the Effective Time, Buyer will promptly forward the invoices to Seller for payment and Seller will promptly make such payment when due. Likewise, if Seller receives invoices for utilities for any period of time on or after the Effective Time, Seller will promptly forward the invoices to Buyer for payment and Buyer will promptly make such payment when due. If new utility connections or meters are required for Buyer’s assumption of utility services, the cost shall be borne by Buyer. After the Closing, Buyer shall promptly place in its own name all utilities associated with the Acquired Assets.

ARTICLE VIII
Taxes and Related Matters

8.1           Cooperation. Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Biodiesel Business as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Taxes. Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Acquired Assets or the Biodiesel Business and each shall execute and deliver such documents as are necessary to carry out the intent of this Article VIII.

8.2           Property Taxes. All real estate, ad valorem and personal property Taxes shall be pro-rated between Buyer, on the one hand, and Seller, on the other hand, as of the Closing Date regardless of when such general property Taxes are actually billed and payable. Such proration shall be based upon the number of days during the applicable tax period each Party owned the Acquired Assets subject to such Tax. At the Closing, Seller’s portion of such real estate, ad valorem and personal property Taxes attributable to the period prior to the Effective Time shall be deducted from the Purchase Price to be paid to Seller to the extent such general property Taxes are payable after the Closing. At the Closing, Buyer’s portion of such real estate, ad valorem and personal property Taxes attributable to the period after the Effective Time shall be added to the Purchase Price to be paid to Seller to the extent such real estate, ad valorem and personal property Taxes are paid by Seller on or before the Closing. Buyer shall actually pay to the taxing authority all real estate, ad valorem and personal property Taxes for the year of the Closing which are payable after the Closing. In the event the amount of any such real estate, ad valorem and personal property Taxes cannot be ascertained as of the Closing Date, the pro-ration made as of the Closing Date shall be made on the basis of the preceding year Taxes, and to the extent that such pro-ration may be inaccurate, Seller and Buyer agree to make such payment to the other after the tax statements have been received as is necessary to allocate such real estate, ad valorem and personal property Taxes properly between Seller and Buyer as of the Effective Time.

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8.3           Income Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for all income and capital gains Taxes, franchise Taxes and all other Taxes based on gross or net income of Seller or resulting from the sale of the Acquired Assets.

8.4           Transfer Taxes. Buyer shall pay and be responsible for any applicable transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets, including any documentary transfer Taxes, realty transfer Taxes and charges or fees with respect to the transfer of real property or to the recordation of documents (excluding release of Lien documents) necessary for the transfer of real property that may be required for the transfer of the Acquired Assets from Seller to Buyer.

8.5           Confidential Tax Information. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax Return or other confidential Tax information; provided Buyer shall provide Seller with a certificate of the CFO or other financial officer of Buyer confirming any amounts owed by Buyer to Seller under Section 3.4 within a reasonable time after Seller requests the same; provided such request must be made within thirteen (13) months following the Closing.

8.6           Other Taxes. Except as provided pursuant to Section 8.2, Section 8.3 and Section 8.4, Seller shall be liable for all Taxes with respect to the Biodiesel Business and the Acquired Assets for Pre-Closing Tax Periods and Buyer shall be liable for all Taxes with respect to the Biodiesel Business and the Acquired Assets for Post-Closing Tax Periods.

ARTICLE IX
Seller’s Representations

Seller hereby represents and warrants to Buyer that the statements contained in this Article IX are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (unless any such representation or warranty speaks to an earlier date; provided, however, any such representation or warranty that speaks to a “current” or “currently” dated time period shall be deemed to refer to the date of this Agreement and as of the Closing Date):

9.1           No Brokers. Seller has not incurred any Obligation, contingent or otherwise, nor made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will be in any way liable.

9.2          Organization.

(a)          Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on business and is in good standing in the State of Texas.

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(b)          Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

9.3          Power and Authority. Seller and Guarantor each has the power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

9.4          Authorization and Enforceability. The execution, delivery, and performance by Seller and Guarantor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and Guarantor. This Agreement has been duly executed and delivered on behalf of Seller and Guarantor, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller and Guarantor shall have been duly executed and delivered by Seller and Guarantor. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding Obligations of Seller and Guarantor, enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

9.5          Investment Company Act; PUHCA. Seller is not (1) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a “foreign person” within the meaning of Section 1445 of the Code.

9.6          Violations of Law / Industry Standards. Except as set forth in Schedule 9.6: (i) to Seller’s Knowledge, there are no violations of Laws or Permitted Encumbrances by or related to the Acquired Assets or the Biodiesel Business, including the terms of any Permits, any EPA regulations or other Environmental Laws, any building codes or other land use Laws, any provisions of ERISA or other Laws related to employees or benefits, or any OSHA regulations or other Laws related to occupational health and safety; and (ii) the Acquired Assets comply with Laws and the Permitted Encumbrances in all material respects, and Seller is not in material violation of any Laws or Permitted Encumbrances in connection with its ownership, use or operation of the Acquired Assets or the Biodiesel Business, including the terms of any Permits, any EPA regulations or other Environmental Laws, any building codes or other land use Laws, any provisions of ERISA or other Laws related to employees or benefits, or any OSHA regulations or other Laws related to occupational health and safety. Seller has operated, maintained, repaired and managed the Facility and the Biodiesel Business in a manner that complies with the BQ-9000 program of the National Biodiesel Accreditation Program, as amended, modified, supplemented, interpreted and administered from time to time, and any successor program thereto. All Renewable Identification Numbers (“RINs”) purchased or sold by Seller and all records relating thereto have complied with all applicable Laws and neither Seller nor any agent of Seller has engaged in any fraud or misrepresentation in connection therewith. There were no adverse findings or results reported in the last RIN audit applicable to the Biodiesel Business.

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9.7           Taxes. There are no Liens for unpaid Taxes on, pending against or, to Seller’s Knowledge, threatened against the Acquired Assets, other than Liens for Taxes not yet due and payable. Neither the IRS nor any other Governmental Authority is asserting or, to Seller’s Knowledge, threatening to assert against Seller or any of its Affiliates any deficiency or Claim for additional Taxes or any adjustment of Taxes that could result in the placing of a Tax Lien upon the Acquired Assets. Seller and its Affiliates have filed (or will cause to be filed on or before the Closing Date) all Tax Returns relating to the Biodiesel Business and Acquired Assets that are required to be filed on or before the Closing Date, and such Tax Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all applicable Laws, and Seller and its Affiliates have paid (or will pay when due) all Taxes relating to the Biodiesel Business and the Acquired Assets whether or not shown as due on such Tax Returns that are due, or claimed to be due by any Governmental Authority, and are attributable to any Pre-Closing Tax Period. Buyer will not be liable, as a result of the transactions contemplated by this Agreement, for Taxes of Seller relating to the Biodiesel Business or the Acquired Assets for any Pre-Closing Tax Period whether by Law, contract or otherwise. None of the Assumed Liabilities includes: (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Buyer after the Closing; or (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person. None of the Acquired Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Acquired Assets is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

9.8           Permits. (i) Schedule 9.8 contains a true and complete list of all Permits used in connection with or related to the Acquired Assets or the Biodiesel Business as of the date of this Agreement, (ii) the Permits set forth in Schedule 9.8 are all of the Permits that are necessary for the operation of the Biodiesel Business and the Acquired Assets as of the date of this Agreement, except for any missing Permits that do not, individually or in the aggregate, have a Material Adverse Effect, and (iii) Seller has performed all Obligations required to be performed by it to date under the Permits set forth in Schedule 9.8, and is not in default under any Obligation of any such Permits.

9.9          Necessary Assets. The Acquired Assets constitute all of the properties and assets necessary for the operation of the Biodiesel Business as it is currently operated.

9.10        Legal Proceedings. Except as set forth in Schedule 9.10, (a) there are no Proceedings pending or, to Seller’s Knowledge, threatened to which Seller is (or to Seller’s Knowledge, is threatened to be made) a party and which directly or indirectly relates to the Acquired Assets or the Biodiesel Business or seeks to prevent or make illegal the consummation by Seller of the transactions contemplated by this Agreement, and (b) there are no material orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller pertaining to any portion of the Acquired Assets or the Biodiesel Business.

9.11        Debt and Long-term Liabilities. As of the Closing, the Acquired Assets will be free and clear of any outstanding debt and all long-term liabilities that would be recorded under generally accepted accounting principles, except for environmental Obligations expressly assumed by Buyer hereunder.

9.12        Consents and Preferential Purchase Rights.

(a)          Other than with respect to (i) obtaining the consents or waivers set forth in Schedule 9.12(a) and (ii) as is otherwise expressly set forth in this Agreement and in the Related Agreements, no consent, approval of or by, or filing with or notice to any Person is required to be obtained with respect to Seller, Guarantor or any of their respective Affiliates in connection with the execution, delivery or enforceability of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

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(b)          There are no preferential purchase rights or options or other rights that are held by any Person to purchase or acquire any interest in the Acquired Assets or the Biodiesel Business that will be triggered by or become operative as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

9.13        No Breach, Conflict. Subject to obtaining the consents and waivers referred to in Section 9.12(a), the execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby and the compliance by Seller and Guarantor with the provisions hereof and thereof do not and will not (i) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any Lien upon the Acquired Assets under any of the terms, conditions or provisions of, the Organizational Documents of Seller or under any Contract or agreement to which Seller is a party, or by which the Acquired Assets are otherwise bound, or (ii) violate any applicable Law to which Seller or Guarantor is subject, or by which Seller, Guarantor or any of their respective assets or properties may be bound.

9.14        Financial Statements. Schedule 9.14 sets forth the following consolidated financial statements (collectively the “Financial Statements”):

(a)          audited balance sheet and statements of income, changes in shareholders’ equity and cash flow as of and for the fiscal years ended December 31, 2011 and December 31, 2010 for Guarantor, and the unaudited balance sheet and statements of income as of and for the fiscal year ended December 31, 2011 for Seller; and

(b)          unaudited balance sheet and statements of income, changes in shareholders’ equity and cash flow as of and for the nine (9) months ended September 30, 2012 for Guarantor and the unaudited balance sheet and statements of income as of and for the nine (9) months ended September 30, 2012 for Seller.

The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller and Guarantor, as applicable, as of such dates and the results of operations of Seller and Guarantor, as applicable, for such periods, are true, correct and complete in all respects, and are consistent with the books and records of Seller and Guarantor, as applicable; provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

9.15        Title. Seller has good and indefeasible title to and ownership of all of the Real Property, good and marketable title to and ownership of all of the Personal Property, and good title to and ownership of all of the other Acquired Assets, free and clear of any Liens other than the Permitted Encumbrances.

9.16        Real Properties.

(a)          Schedule 2.1(a) sets forth a complete and correct list of all the Real Property used or held for use in the Biodiesel Business. No portion of the Real Property is leased by or to Seller.

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(b)          All water, sewer, gas, electric, telephone and drainage facilities and all other utilities necessary for the Biodiesel Business are adequately available to service the Real Property as presently used by Seller, except as provided pursuant to Schedule 9.16(b).

(c)          The Real Property has access to a public street adjoining the Real Property, and such access is not dependent upon any land or other real property interest that is not included in the Real Property.

(d)          Seller has no Knowledge of any pending or contemplated special assessment or reassessment of any parcel included in the Real Property that would result in a material increase in the real property Taxes with respect to such parcel, excluding any reassessment of the parcels included in the Real Property related to the transactions contemplated by this Agreement.

(e)          There are no pending, or to Seller’s Knowledge, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Real Property.

9.17        Personal Property. Schedule 2.1(b) sets forth a complete and correct list of all the Personal Property used or held for use in the Biodiesel Business. Except as specified on Schedule 2.1(b), none of the Personal Property is leased by or to Seller. Each item of Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from patent, and to Seller’s Knowledge latent, defects. No item of Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All items of Personal Property have been maintained in a manner consistent with any maintenance requirements that are conditions to applicable warranties or other guaranties with respect thereto.

9.18         Intangible Property. Schedule 2.1(f) sets forth a complete and correct list of all the Intangible Property used or held for use in the Biodiesel Business. To Seller’s Knowledge and except as set forth in Schedule 9.18, (a) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, with respect to the Intangible Property, (b) Seller has all right to use the Intangible Property in the manner used in the Biodiesel Business as of the date hereof and as of the Closing Date, (c) Seller is aware of no Person or entity other than the Seller having any claim of ownership to the Intangible Property, and (d) the Intangible Property does not infringe or constitute a misappropriation of the rights of any Third Person, and Seller has no Knowledge of any claim to that effect. Seller assigns all Claims and causes of action for any past or present infringement of any of the Intangible Property to Buyer, and Buyer shall have the right to recover any Damages for any past or present infringement of the Intangible Property.

9.19         Contracts. Schedule 9.19 contains a true, accurate and complete list of all Contracts to which Seller or any of its Affiliates are a party and which are related to the Biodiesel Business, but not otherwise listed in Schedule 2.1(d), and that require total payments to or by Seller or any of its Affiliates of at least Seventy-Five Thousand Dollars ($75,000) annually or Two Hundred Seventy Five Thousand Dollars ($275,000) in the aggregate relating to the Biodiesel Business or by which any of the Acquired Assets are bound. Seller has delivered to Buyer true, accurate and complete copies of all Contracts, together with all amendments thereto. There are no oral Contracts and no oral terms or conditions to any Contracts. The Acquired Assets are not subject to any leasehold interests except for the leases identified and set forth in Schedule 9.19. Each Contract is in full force and effect and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (and to Seller’s Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Schedule 9.19, Seller is not, nor, to Seller’s Knowledge, is any other party thereto, in default under any Contract where such default would result in a Material Adverse Effect on the Acquired Assets or the Biodiesel Business. Except as specified in Schedule 9.19, Seller has not received written notice of any actual or threatened cancellation or termination of any Contract from any party thereto. Seller shall be permitted to supplement and amend Schedule 9.19 prior to the Closing with Contracts to which Seller has entered in the normal course of business during the Interim Period.

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9.20        Environmental Matters. Except as set forth in Schedule 9.20:

(a)          Neither Seller nor, to Seller’s Knowledge, any prior owner of the Acquired Assets or operator of the Biodiesel Business, has caused or permitted the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Acquired Assets in violation of applicable Environmental Laws.

(b)          With respect to the operation of the Acquired Assets and the Biodiesel Business for the last five years, Seller has been and is currently in compliance with applicable Environmental Laws, except for such non-compliance that would not reasonably be expected to have an Environmental Material Adverse Effect.

(c)          Schedule 9.8 includes all Environmental Permits necessary to operate the Acquired Assets and the Biodiesel Business in the manner they are currently operated, all such Environmental Permits have been duly obtained or filed and are in full force and effect, and Seller is in compliance with such Environmental Permits, except for such non-compliance that would not reasonably be expected to have an Environmental Material Adverse Effect. The current operation of the Acquired Assets and the Biodiesel Business do not provide a basis for revocation or suspension of any Environmental Permit related to the operation of the Acquired Assets or the Biodiesel Business.

(d)          There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller that are based upon or arise under any Environmental Law and that relate to the Acquired Assets or the Biodiesel Business.

(e)          Except as would not reasonably be expected to have an Environmental Material Adverse Effect, there are no Environmental Liabilities pending or, to Seller’s Knowledge, threatened by or before any court or any other Governmental Authority directed against Seller relating to the operation of the Acquired Assets or the Biodiesel Business that pertain or relate to (i) any Remedial Actions under any applicable Environmental Law, (ii) violations by Seller of any Environmental Law, or (iii) personal injury or property damage Claims relating to a Release of Hazardous Materials.

(f)          None of the Acquired Assets are encumbered by a Lien arising or imposed under Environmental Laws.

(g)          Except for materials referred to in Section 11.2(b), there are no Hazardous Materials present in or on the soil, sediments, surface water or ground water on, under or from or migrating from any of the Real Property in amounts that are reasonably likely to give rise to an Obligation to conduct a Remedial Action.

(h)          Seller has made available to or provided Buyer with true, accurate and complete copies of all of Seller’s Spill Prevention Control & Countermeasures Plans, Facility Response Plans, Process Safety Management plans, Mechanical Integrity Inspection reports, Operation, Maintenance and Emergency Manuals and any other report, plan, submittal, or certification required by any applicable Environmental Law.

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(i)          Seller has made available to or provided Buyer with copies of reports in its possession reflecting the Environmental Conditions of the Acquired Assets.

(j)          There is no Ongoing Remedial Work at or on any of the Acquired Assets.

(k)          Seller has not disposed of, or arranged for the transportation, treatment, storage, recycling or disposal of, any Hazardous Materials at any Third Person treatment, storage, disposal or recycling facility.

(l)          There are no underground storage tanks or associated piping (“UST Systems”) present on or at any of the Acquired Assets, and any UST Systems previously present on or at any of the Acquired Assets were removed in accordance with all applicable Laws, including underground storage tank regulations.

(m)          All biodiesel manufactured by the Facility and sold by the Biodiesel Business met the requirements for renewable fuel and biomass based diesel as defined in 40 CFR Part 80 Subpart M and all resulting RINs generated or separated were done in compliance with Environmental Law and specifically in accordance with the provisions of the Renewable Fuel Standard at 40 CFR Part 80 Subpart M.

9.21        Employee Benefit Plans. No event has occurred and no condition exists with respect to any Employee Benefit Plan that will subject Buyer or the Acquired Assets subsequent to the Closing to any Tax, Lien or loss under applicable Laws.

9.22        Labor Relations. There is no labor strike, stoppage, lockout or dispute or material slowdown pending or, to Seller’s Knowledge, threatened by Persons employed in connection with the Biodiesel Business. Seller is not a party to or bound by any collective bargaining agreement with any labor organization.

9.23        Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Seller’s Knowledge, threatened against Seller or Guarantor.

9.24        Advanced Biofuel Program Payments.

(a)          Seller represents and warrants to Buyer that: (i) Seller has timely submitted a Form RD 4288-1, Advanced Biofuel Payment Program Annual Application, along with the applicable supporting information, for the fiscal year 2013 Advanced Biofuel Payment Program; (ii) the USDA Rural Development, Rural Business-Cooperative Service (the “Agency”) has approved Seller’s application and determined that Seller is eligible and entitled to receive payments pursuant to the Advanced Biofuel Payment Program for the fiscal year 2013; (iii) Seller has entered into a Form RD 4288-2, Advanced Biofuel Payment Program Contract with the Agency; and (iv) Seller remains in compliance with the laws and regulations governing the Advanced Biofuel Payment Program established by Title IX, Section 9005 of the Farm Security and Rural Investment Act, as amended, and all applicable regulations, including, without limitation, the regulations set forth in 7 CFR §§4288.110-.190 (collectively, the “Advanced Biofuel Payment Program”).

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(b)          Seller hereby agrees to grant, assign and transfer to Buyer any and all rights to which Seller is eligible and entitled under the Advanced Biofuel Payment Program with respect to biofuels produced after Closing. Seller further agrees to use its best efforts to facilitate the transfer of such Advanced Biofuel Payment Program rights, including, but not limited to, providing written consent to the Agency immediately upon Closing to allow Buyer to succeed to the Advanced Biofuel Payment Program contract between Seller and the Agency. Seller will also assist with the satisfaction of any and all other requirements imposed by the Agency in connection with the transfer and assignment of such Advanced Biofuel Payment Program rights to Buyer.

9.25         Limitation of Seller’s Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ARTICLE IX HEREOF) AND THE RELATED AGREEMENTS, BUYER ACKNOWLEDGES THAT (a) SELLER IS SELLING AND BUYER IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS”, “WHERE IS” BASIS, WITHOUT ANY REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ASSETS (EXPRESS, IMPLIED OR STATUTORY), AND (b) SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE ACQUIRED ASSETS AND SELLER HAS EXPRESSLY DISCLAIMED ANY SUCH WARRANTIES (EXPRESS, IMPLIED OR STATUTORY).

ARTICLE X
Buyer’s Representations

Buyer hereby represents and warrants to Seller that the statements contained in this Article X are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date (except to the extent any representation or warranty expressly states that it relates to a particular date):

10.1         Investment. Buyer is acquiring the Acquired Assets for its own benefit and account and not with the intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.

10.2         Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and at the Closing will be duly qualified to carry on business in the states in which the ownership of the Acquired Assets requires it to be qualified.

10.3         No Brokers. Buyer has not incurred any Obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will be in any way liable.

10.4         Power and Authority. Buyer has the power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

10.5         Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

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10.6         Investment Company Act and PUHCA. Buyer is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) a “foreign person” within the meaning of Section 1445 of the Code.

10.7         No Breach, Conflict. Subject to obtaining the consents and waivers set forth in Schedule 10.7, the execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets or properties of Buyer or any of its Affiliates under any of the terms, conditions or provisions of the Organizational Documents of Buyer or any of its Affiliates or under any contract or agreement to which Buyer or any of its Affiliates is a party, or by which any of their respective properties or assets is otherwise bound, or (b) violate any applicable Law to which Buyer or any of its Affiliates is subject, or by which Buyer or any of its Affiliates or their respective assets or properties may be bound, except in each case where such violation, conflict, breach, default, termination or acceleration or Lien would not have a Material Adverse Effect on the ability of Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby.

10.8         Financing. At Closing, Buyer will have sufficient funds available to consummate the transactions contemplated by this Agreement.

10.9         Legal Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened before any court, administrative authority or other authority that might materially or adversely affect Buyer’s ability or right to perform all of its obligations hereunder.

10.10       Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending against Buyer, being contemplated by Buyer, or to Buyer’s Knowledge as of the date hereof, threatened against Buyer.

ARTICLE XI
Covenants of Seller and buyer

11.1         General. Seller and Buyer will each use their respective Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the conditions precedent set forth in Section 5.1).

11.2         Operation of the Biodiesel Business.

(a)          During the Interim Period, Seller shall conduct the Biodiesel Business (including conducting maintenance, repairs and replacements) in the ordinary course of business, consistent with past practices, and in compliance with the Toll Production Agreement. Subject to compliance with applicable Law, Seller will during the Interim Period (a) confer on a regular and frequent basis with one or more representatives of Buyer to report on the general status of the Acquired Assets and the Biodiesel Business and (b) promptly provide to Buyer or its representatives copies of all filings made with any Governmental Authority during such period. Seller shall operate the Biodiesel Business and the Acquired Assets in compliance with all applicable Laws. Seller shall not enter into any agreement that will encumber the Acquired Assets or bind the Biodiesel Business after Closing, unless the same has been approved by Buyer, in writing, which approval may be granted or withheld by Buyer in its sole and absolute discretion. During the Interim Period, Buyer shall comply with the Toll Production Agreement.

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(b)          Seller shall be responsible, at its sole expense, for the management and disposal of the Hazardous Materials set forth on Schedule 11.2(b), to the extent arising or resulting from the operation of the Biodiesel Business or Facility prior to the Effective Time (the “Stored Hazardous Materials”).  Seller shall satisfy all of its obligations under this Section 11.2(b) prior to Closing, in accordance with all applicable Laws, including all Permits, and Seller will obtain all necessary licenses, manifests, Permits and approvals to perform such work. Disposal of all waste in conjunction with management of the Stored Hazardous Materials will be performed in accordance with all applicable Laws.

11.3         Preservation of the Biodiesel Business and Acquired Assets. Seller will use all Reasonable Efforts to maintain the Biodiesel Business and Acquired Assets substantially intact consistent with past practices, including its present operations, physical facilities, working conditions and relationships with suppliers, customers and Employees and will not take any action that would reasonably be expected to detrimentally affect the Biodiesel Business or Acquired Assets. With respect to repairs and replacements that become necessary during the Interim Period, Seller shall repair or replace (with similar grade, quality and condition) Acquired Assets with reasonable promptness consistent with Seller’s operation of the Acquired Assets and conduct of the Biodiesel Business prior to the date hereof and in compliance with the requirements of the Toll Production Agreement. Seller shall maintain Permits related to the Facility, the Acquired Assets and the operation of the Biodiesel Business in full force and effect and shall apply for any new Permits or renewals of existing Permits in the ordinary course of business.

11.4         Notice of Developments. Seller will give prompt written notice to Buyer of any developments occurring after the date of this Agreement which cause, or reasonably could be expected to cause, any of the representations and warranties in Article IX to be inaccurate as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Seller of any developments occurring after the date of this Agreement which cause, or reasonably could be expected to cause, any of the representations and warranties in Article X to be inaccurate as of the date of this Agreement or the Closing Date. No disclosure by any Party pursuant to this Section 11.4 shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of warranty or covenant.

11.5         Employees.

(a)          Buyer shall have the opportunity to make presentations regarding Buyer’s benefit plans and other terms of employment to the employees of Seller who work at the Facility (the “Employees”) as a group, as well as individually, all in accordance with a protocol to be agreed between Seller and Buyer.

(b)          Buyer intends to make offers of employment to all Employees who satisfy Buyer’s hiring criteria and are not on leave, on such terms as Buyer deems advisable and which are reasonably comparable to the terms of employment provided by Seller to such Employees; provided the benefits offered to such Employees shall be consistent with the benefit plans of Buyer and its Affiliates. In connection therewith, within fifteen (15) business days of the Closing Date, Seller will permit Buyer to have full access to all Employees for the purpose of interviews and evaluations conducted in connection with Buyer’s assessment of whether to extend offers of employment pursuant hereto. At least five (5) days prior to the Closing Date, Buyer will notify Seller of the names of the Employees to whom Buyer is not extending an offer of employment.

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(c)          Seller agrees to use Reasonable Efforts to assist Buyer in the orderly transition to Buyer of any Employees who accept Buyer’s offer of employment. Buyer is not assuming any obligations or liabilities of Seller as an employer or benefit plan provider. Seller will be responsible for satisfying all of its obligations with respect to its Employees, including, without limitation, all Employee accrued benefits, all obligations under COBRA, FMLA, the Warn Act or any benefit compensation plans of Seller. To the maximum extent permitted by applicable Law, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against all Claims and Damages to the extent arising out of Claims by current or former Employees that arise prior to, on, or after the Closing Date to the extent related to their employment with, or the termination of their employment from, Seller or its Affiliates, including Claims related to accrued vacation, severance pay and other employee benefits.

11.6         Financial Statements. In the event that Buyer determines, in consultation with its legal and accounting advisors, that Buyer must have audited financial statements meeting Regulation S-X of the Securities and Exchange Commission (the “SEC”) with respect to the Acquired Assets or the Biodiesel Business, then Buyer may notify Seller of such determination and Seller and its Affiliates will thereupon promptly commence the preparation of (and cause their auditors to cooperate with and promptly assist in the preparation of) and deliver to Buyer audited financial statements meeting the requirements of the SEC’s Regulation S-X with respect to the Acquired Assets and Biodiesel Business. All reasonable costs and expenses incurred by Seller in preparing such financial statements for Buyer (excluding salaries and benefits attributable to Seller personnel) shall be for Buyer’s account and shall be promptly reimbursed, upon submission of invoice by Seller.

11.7         Governmental Filings. During the Interim Period, each Party shall promptly provide to the other Party copies of all filings made with any Governmental Authority during such period which relate to the transactions contemplated by this Agreement or the Biodiesel Business.

11.8         Exclusivity.

(a)          Until the earlier to occur of (i) the receipt by Seller of the Due Diligence Completion Statement, (ii) December 24, 2012, and (iii) the date Buyer terminates this Agreement pursuant to Section 5.5(a) (the “Initial Exclusivity Period”), Seller and Guarantor each covenants and agrees that it will not, directly or indirectly (including through any member, Affiliate, employee, officer, director, shareholder, partner, trustee, agent, broker, representative or other person), (a) negotiate or have any discussions with any person or entity concerning a financing of the Biodiesel Business or a possible sale of all or any portion of the Acquired Assets, the Biodiesel Business or the Seller, whether structured in the form of a sale of assets, a sale or issuance of stock, or a merger, consolidation, recapitalization, business combination, loan or otherwise; or (b) provide to any person or entity any information concerning the Acquired Assets, the Biodiesel Business or the Seller (other than to the extent that such information is routinely provided to such person or entity in the ordinary course of business consistent with past practice and not to facilitate a possible sale of any portion of the Acquired Assets, the Biodiesel Business or the Seller). If the Initial Exclusivity Period expires and is not extended pursuant to Section 11.8(b), Seller shall have the right, for a period of two hundred seventy (270) days thereafter, to sell all or any part of the Acquired Assets, the Biodiesel Business or Seller to a third party on terms that are at least as favorable to Seller as those set forth in this Agreement, pursuant to the terms of the right of first opportunity set forth in the Toll Production Agreement, and the terms of the right of first opportunity shall continue to apply.

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(b)          The Initial Exclusivity Period shall be automatically extended following the timely receipt of the Due Diligence Completion Statement and shall expire upon the earlier of (i) the Closing and (ii) the date Buyer terminates this Agreement pursuant to Section 5.5(a) (the “Additional Exclusivity Period”). If Seller does not timely receive the Due Diligence Completion Statement, the Initial Exclusivity Period shall expire and Seller shall have the rights set forth in Section 11.8(a) above.

11.9         Process Safety Management Upgrades. Buyer shall use Reasonable Efforts to complete the work described in Schedule 11.9 for the Facility to achieve compliance with the Process Safety Management of Highly Hazardous Chemicals standard promulgated by OSHA (29 CFR 1910.119) (the “PSM Upgrades”) by February 15, 2013. Buyer shall provide Seller’s President or his designee with access to the Facility during normal business hours and upon reasonable notice for the sole purpose of monitoring the status of the PSM Upgrades. Buyer hereby agrees to indemnify, defend, and hold harmless the Seller Indemnitees from and against any Claims by a Third Person solely arising from Buyer’s failure to complete the PSM Upgrades by February 15, 2013.

11.10         Advanced Biofuel Payment Program Payments.  Buyer agrees that it will hold in trust for the benefit of Seller, and promptly forward to Seller, any monies, checks or negotiable instruments received by Buyer with respect to the Advanced Biofuel Payment Program after the Closing that relate to any period of time prior to the Closing.  Seller agrees that it will hold in trust for the benefit of Buyer, and promptly forward to Buyer, any monies, checks or negotiable instruments received by Seller with respect to the Advanced Biofuel Payment Program after the Closing that relate to any period of time as of or after the Closing.

ARTICLE XII
Pre-Acquisition Review

12.1         Access to Information. During the Interim Period, Seller will, and will cause its Affiliates to, (i) permit Buyer and its Affiliates and their authorized representatives full access during normal business hours and upon reasonable notice to the Acquired Assets and the Biodiesel Business, subject to Seller’s reasonable policies and regulations regarding safety and security, and to Seller’s or its Affiliates’ personnel, (ii) permit Buyer and its Affiliates and their authorized representatives to make such inspections as they may reasonably request, including any investigation Buyer deems necessary or appropriate to inspect the environmental condition of the Biodiesel Business or the Acquired Assets, at Buyer’s expense, provided that such environmental investigation shall not include the performance of any surface or subsurface soil or surface or ground water sampling, monitoring, borings, or testing, and (iii) cause its officers, Employees and agents to furnish Buyer and all such persons with such financial and operating data and other information, including assessments, reports, or other information regarding environmental matters pertaining to the Biodiesel Business or the Acquired Assets and relevant to the continuing operations of the Biodiesel Business or relevant to the transition of ownership and operation of the Biodiesel Business hereunder, that is available with respect to the Acquired Assets and the Biodiesel Business as they may from time to time reasonably request. After Closing upon written request of Seller, or if Buyer decides not to proceed with the transactions contemplated by this Agreement for Cause pursuant to Section 5.5(d), Buyer shall provide Seller, at Seller’s expense, with a copy of all Phase I environmental site assessments, title insurance commitments and related materials, physical conditional assessments, and surveys prepared or received in connection with Buyer’s inspections and investigations of the Biodiesel Business or the Acquired Assets. Upon completion of due diligence by the Buyer, but in no event later than December 24, 2012, Buyer will prepare and present to Seller a written due diligence completion statement (the “Due Diligence Completion Statement”). Buyer will pay the cost of all surveys, environmental assessments, physical condition inspections and other materials obtained by Buyer as part of its due diligence with respect to the Acquired Assets and the Biodiesel Business. If Buyer discovers any issues or objections related to the Biodiesel Business or the Acquired Assets, Buyer shall notify Seller, in writing, of such objections as soon as reasonably possible after the discovery thereof.

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12.2         Indemnity for Pre-Closing Inspection Matters. Subject to the other terms hereof, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims and Damages relating solely to property damage, personal injury or death, or losses incurred by Seller directly caused by any surveys, assessments or inspections of the Acquired Assets conducted by or on behalf of Buyer; provided (i) Buyer’s maximum aggregate liability under this section shall not exceed One Million and No/100 Dollars ($1,000,000.00), (ii) Buyer shall not be required to indemnify, defend or hold harmless Seller from and against any Claims or Damages covered by Seller’s business interruption or property or casualty insurance; (iii) Buyer shall not be required to indemnify, defend or hold harmless Seller from and against any Claims or Damages arising or resulting from any personal injury, death or loss incurred by a Seller Employee, agent or representative (including any independent contractor) and Seller shall retain responsibility for such Claims and Damages under its insurance policies; and (iv) Buyer shall not be required to indemnify, defend or hold harmless Seller from and against any Claims or Damages caused, in whole or in part, by the negligence or willful misconduct of Seller or any of its agents, Employees, contractors or representatives.

12.3         Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Seller hereby waives all Claims that it may have against Buyer (and its employees, agents, contractors and representatives) for damages that are actually covered by its property insurance or business interruption insurance; provided the foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Seller. Seller shall cause the companies issuing its property insurance and business interruption insurance to waive all of their subrogation rights against Buyer (and its employee, agents, contractors and representatives) and shall provide Buyer with appropriate evidence confirming that such waiver is in effect. Any documented increase in Seller’s insurance premium arising from such waiver of subrogation, not to exceed $12,500 in total, shall be borne by Buyer.

ARTICLE XIII
Title and Survey

13.1         Conveyances. At the Closing, Seller shall transfer to Buyer title to the Acquired Assets. In the case of the Real Property, it shall be transferred at the Closing by means of a Special Warranty Deed in substantially the form attached hereto as Exhibit 5.2(a).

13.2         Title Insurance. With respect to the Real Property, Buyer will be entitled to obtain one or more title insurance commitments (collectively, the “Title Commitment”) at Buyer’s sole expense, showing all matters affecting title to the Real Property and binding Alamo Title Company (the “Title Company”) to issue to Buyer at the Closing one or more Owner’s Policy of Title Insurance (collectively, the “Owner’s Policy”), such policy to be on the standard form of policy prescribed by the Texas Board of Insurance and in the amount of the Purchase Price allocated to the Real Property. Seller agrees to reasonably assist and cooperate with Buyer and to take all actions reasonably necessary and requested by the Title Company to assist Buyer in obtaining the Title Commitment and to provide Buyer with reasonable access to all Books and Records and personnel to the extent necessary to enable Buyer to obtain such Title Commitment.

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13.3         Survey. With respect to the Real Property, Buyer shall, at Buyer’s expense, cause a current ALTA or Texas Society of Professional Surveyors Category 1A or 1B, Condition II or III survey (at Buyer’s election) (the “Survey”), to be performed and completed on the Real Property by a Registered Professional Land Surveyor licensed by the State of Texas (the “Surveyor”). Buyer shall use Reasonable Efforts to cause such Survey to be completed as soon as reasonably practicable. The Survey shall be in a form reasonably acceptable to Buyer and the Title Company. If the description of the Real Property set forth on the Survey differs from the description of the Real Property attached as Schedule 2.1(a), then (i) the Special Warranty Deed described in Section 5.2(a) and Section 13.1 shall be prepared utilizing the description of the Real Property set forth on Schedule 2.1(a), and (ii) Seller shall execute a quitclaim deed conveying the Real Property as described in the Survey to Buyer. Immediately upon the completion of the Closing, Seller shall deliver exclusive possession of the Real Property to Buyer.

13.4         Title Examination. Within five (5) business days (the “Title Examination Period”) after the execution of this Agreement, Buyer shall notify Seller, in writing, of Buyer’s objections to the matters contained in the Title Commitment or the Survey (the “Title & Survey Objections”). In the event Buyer shall notify Seller of any Title & Survey Objections on or before the expiration of the Title Examination Period, Seller shall have until Closing, or such greater period of time as may be mutually agreed upon in writing, by Buyer and Seller (the “Cure Period”), to cure the Title & Survey Objection in a manner satisfactory to Buyer. Seller shall use Reasonable Efforts to cure or remove all Title Defects. If one or more Title & Survey Objections constitutes a Title Defect and is not cured by Seller to the reasonable satisfaction of Buyer and the Title Company prior to the expiration of the Cure Period, then Buyer may, at its election in its sole discretion, in writing: (A) terminate this Agreement without further obligation or liability by giving written notice of termination to Seller at any time on or before January 23, 2013; (B) offer to acquire the Acquired Assets, including the portion affected by the Title Defect, subject to the terms of this Agreement, but at a reduced Purchase Price offered by Buyer, which offer Seller may accept or reject in its sole discretion; or (C) acquire the Acquired Assets, including the portion affected by the Title Defect, without adjustment to the Purchase Price. Nothing contained herein shall limit Buyer’s obligations under Section 13.6.

13.5         Owner’s Policy. At Closing, Buyer may elect to purchase, at Buyer’s expense, the Owner’s Policy. The Owner’s Policy may contain as exceptions the standard printed exceptions and the Permitted Encumbrances. Notwithstanding anything contained herein to the contrary, if Buyer requests any endorsements, modifications or additional title insurance coverage, including that the “survey exception” in the Owner’s Policy be modified to read “shortages in area,” Buyer shall pay all fees and additional premiums charged by the Title Company in connection therewith.

13.6         Liens. At or prior to Closing, Seller shall cause all Liens to be released and discharged, excluding the lien for real property Taxes levied against the Real Property with respect to the year of Closing and subsequent years that are not due and payable as of the Closing (the “Property Tax Lien”). In the event Seller fails to cause all Liens to be released and discharged by Closing, excluding the Property Tax Lien, Buyer may, in addition to any of the other remedies available hereunder or at law or in equity, take all actions necessary to cause such Liens to be released and discharged and offset the reasonable cost thereof against the Purchase Price.

ARTICLE XIV
Seller’s INDEMNIFICATION OBLIGATIONS

14.1         Seller’s Indemnification Obligations. Subject to Section 14.2, to the fullest extent permitted by Law, Seller hereby agrees to indemnify, defend, and hold harmless Buyer and its Affiliates and their respective directors, officers, shareholders, partners, owners, employees, attorneys and agents (collectively, the “Buyer Indemnitees”) from and against all Claims, and pay, any and all Damages to the extent such relate to, arise out of, result from or are attributable to, directly or indirectly, any of the following, which are cumulative and not mutually exclusive:

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(a)          the breach of any representation or warranty of the Seller in this Agreement or any Related Agreement as of the date hereof (without giving effect to any supplement to the Schedules); or (ii) the breach of any representation or warranty of the Seller in this Agreement or any Related Agreement (taking into account any supplement to the Schedules); in each case provided, however, that for purposes of determining the Threshold Amount, the representations and warranties of the Seller shall be read for this purpose without regard to any “materiality,” “material adverse effect,” “in any material respect” or similar exception or qualifier contained on any such representation or warranty;

(b)          Claims by a Third Person and resulting Damages arising from any violation of Laws based on facts or circumstances existing at or prior to Closing, whether known or unknown, whether arising from a current or future interpretation or enforcement of such Laws, and whether asserted prior to or after Closing, including (i) any violation of the Permits, any EPA regulations or other Environmental Laws, any building codes or other land use Laws, any provision of ERISA or other Laws related to employees or benefits, or any OSHA regulations or other Laws related to occupational health and safety and (ii) any of the violations described on Schedule 9.6;

(c)          any breach of any covenant or agreement of the Seller contained in this Agreement or any Related Agreement;

(d)          the Excluded Assets; or

(e)          the Excluded Liabilities.

14.2         Limitations on Seller’s Indemnity Obligations.

(a)          Survival. The indemnity obligations of Seller contained in Section 14.1(a) related to breaches of representations and warranties (and any related Claims arising from a breach by Seller of Section 11.4) shall only apply to matters for which Seller has received notice from Buyer within twenty-four (24) months after the Closing Date; provided, however,

(i)          the representations and warranties in Section 9.7 (Taxes) shall survive the Closing until the expiration of the statute of limitations applicable to the underlying matter giving rise to that Claim;

(ii)         the representations and warranties in Sections 9.2 (Organization), 9.3 (Power and Authority), 9.4 (Authorization and Enforceability), and 9.15 (Title) shall survive the Closing forever; and

(iii)        none of the time limits contained in this Section 14.2(a) shall apply to Knowing breaches by Seller of the representations or warranties in this Agreement or the Related Agreements; provided, however, that the foregoing shall not be deemed to constitute a waiver by Seller of any applicable statute of limitations.

(b)          Threshold. Seller shall not have any indemnification liability pursuant to Section 14.1(a) (and any related Claims arising from a breach by Seller of Section 11.4) unless and until the aggregate Damages thereunder exceed an amount equal to SEVENTY FIVE THOUSAND AND NO/100 Dollars ($75,000) (the “Threshold Amount”), and once the aggregate amount of Damages under Section 14.1(a) (and any related Claims arising from a breach by Seller of Section 11.4) exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all such Damages to which they are entitled in excess of the Threshold Amount. Notwithstanding the preceding sentences to the contrary, the limitations on Seller’s indemnification obligations set forth in this subparagraph (b) shall not apply to Damages resulting from (i) any breach or default by Seller of the representations and warranties contained in Sections 9.2, 9.3, 9.4, 9.7 and 9.15 (the “Fundamental Representations”), (ii) any fraud, willful misconduct or intentional misrepresentation by Seller in connection with the transactions contemplated by this Agreement, (iii) any Claims by a Third Person and resulting Damages; or (iv) any breach of Section 13.6.

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(c)          Limitation of Liability. Seller’s liability to Buyer Indemnitees for Damages under Section 14.1 shall not exceed the Purchase Price, except that this limitation of liability shall not apply to Damages resulting from (i) any breach or default by Seller of the Fundamental Representations, (ii) any fraud, willful misconduct or intentional misrepresentation by Seller in connection with the transactions contemplated by this Agreement, (iii) any Claims by a Third Person and resulting Damages; or (iv) any breach of Section 13.6.

14.3         No Punitive Damages. The foregoing indemnity obligation of Seller under this Article XIV shall not cover or include any consequential, punitive or exemplary damages, except to the extent such consequential, punitive or exemplary damages relate to a Claim by a Third Person or result from fraud, willful misconduct or intentional misrepresentation by Seller; provided that any documented loss of the revenue generated by the Acquired Assets, as determined by the average daily production of the Facility during the preceding calendar quarter or such other time period as the Parties shall mutually agree, multiplied by the applicable daily Gulf Coast B100 market posting, shall not be considered a consequential damage for purposes of this section.

ARTICLE XV
Buyer’s INDEMNIFICATION OBLIGATIONS

15.1         Buyer’s Indemnification Obligations. To the fullest extent permitted by Law, Buyer hereby agrees to indemnify, defend, and hold harmless Seller and its Affiliates and their respective directors, officers, shareholders, partners, owners, employees, attorneys and agents (collectively, the “Seller Indemnitees”) from all Claims, and pay, any and all Damages to the extent such relate to, arise out of, result from or are attributable to, directly or indirectly, any of the following:

(a)          the breach of any representation or warranty of Buyer in this Agreement or any Related Agreement;

(b)          any breach of any covenant or agreement of Buyer contained in this Agreement or any Related Agreement;

(c)          the Assumed Liabilities; or

(d)          any claims asserted by Third Persons against the Seller as a direct and proximate result of Buyer’s operation of the Biodiesel Business after the Closing, except if such claims arise out of or relate to any breach of any covenant or agreement of the Seller in this Agreement or any Related Agreement, any fraud, willful misconduct or intentional misrepresentation by Seller or any Seller Indemnitee, or any breach or default by Seller or any Seller Indemnitee under any obligation that arose prior to Closing.

15.2         Punitive Damages. The foregoing indemnity obligation of Buyer under this Article XV shall not cover or include any consequential, punitive or exemplary damages, except to the extent such consequential, punitive or exemplary damages relate to a Claim by a Third Person or result from fraud, willful misconduct or intentional misrepresentation by Buyer.

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ARTICLE XVI
Claims Procedure

All Claims for indemnification by a Party under Article XIV, Article XV or as otherwise provided in this Agreement or any Related Agreement (the Party claiming indemnification being herein called the “Indemnified Party”, and the Party against whom such claims are asserted being herein called the “Indemnifying Party”) shall be asserted and resolved as follows:

16.1         Claim Notice. In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party, such Indemnified Party shall, within thirty (30) calendar days of the receipt thereof, give notice (the “Claim Notice”) to the Indemnifying Party of such Claim specifying the nature of and specific basis for such Claim and the estimated amount thereof, to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect the final amount of such Claim. The failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such Claim shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions, as applicable, but only to the extent of the loss directly attributable to such failure to notify and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise.

16.2         Defense of Claim. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal Proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to so contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) calendar days following receipt of the Claim Notice. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim within such period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. The Claim which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate. Such Claim shall be contested by counsel employed by the Indemnifying Party who shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall have the right to participate in such Claim and to be represented by counsel of its own choosing at its own cost and expense. The Indemnifying Party may not settle any Claim without the Indemnified Party’s prior written consent, which may be withheld in the Indemnified Party’s sole discretion, unless (A) there is no finding or admission of any violation of Law or any violation of rights by the Indemnified Party; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party has no liability with respect to any compromise or settlement of such Claim.

16.3         Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Third Person Claim, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party.

16.4         Presence at Conferences. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of, or counsel for, such Persons.

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16.5         Subrogation. In the event that an Indemnified Party has a right of recovery against any Third Person with respect to any losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such Third Person with respect to such losses; and (ii) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

16.6         Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES AFTER the CLOSING, THE INDEMNIFICATION PROVISIONS, covenants, agreements, representations and warranties SET FORTH IN THIS AGREEMENT and the related agreements WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES AND GUARANTOR WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY (but excluding claims relating to fraud or intentional misrepresentation in the negotiation or execution of this agreement). IF THE CLOSING OCCURS, NEITHER PARTY NOR THE GUARANTOR NOR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTIES OR THEIR AFFILIATES AFTER THE CLOSING DATE OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT and the related agreements. NOTHING IN THIS SECTION 16.6 OR IN THIS AGREEMENT SHALL LIMIT OR SHIFT SELLER’s RETAINED OBLIGATIONS FOR ANY LIABILITIES AND OBLIGATIONS RELATING TO THE EXCLUDED ASSETS OR TO THE EXCLUDED LIABILITIES.

ARTICLE XVII
Post-closing covenants of Seller

17.1         Intellectual Property.

(a)          From and after the Closing Date, Seller shall not, and shall cause its Employees, representatives and agents not to, use any of the Intangible Property or any variations thereof or any name or mark confusingly similar thereto or any marketing materials for any purpose whatsoever. Seller agrees to refrain from taking any action or Proceeding, legal or otherwise, which would hinder Buyer in the use or registration, in any jurisdiction, of the Intangible Property or any mark, name or domain name comprised of or incorporating the Intangible Property or otherwise similar thereto.

(b)          From and after the Closing Date, Seller agrees not to use or display any domain name that is part of the Intangible Property anywhere in the world in any form, including as a trademark, e-mail address, domain name or other proprietary designation and further agrees not to contest or challenge the validity of such domain name or registrations therefor as used or made by Buyer. Seller agrees not to pursue any further action to register or in any way assert ownership of any such domain name or a domain name similar thereto in any generic top-level domain name or under any country code domain, either on behalf of itself or in assistance to a Third Person.

ARTICLE XVIII
MISCELLANEOUS

18.1         Cooperation. The Parties and Guarantor shall execute and deliver such additional documents and shall use all Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective this transaction. It shall be Buyer’s responsibility to obtain all governmental and Third Person consents and approvals necessary for the issuance, reissuance or transfer of environmental and land use Permits, applications, authorities to construct, Permits to operate, authorizations and licenses used or held by Seller or otherwise required in connection with the ownership, operation, use and maintenance of the Acquired Assets. Upon the request of Buyer, after the Closing, Seller shall assist, with no out of pocket expense to Seller, in obtaining consents from Third Persons which are necessary or appropriate to transfer any portion of the Acquired Assets. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Acquired Assets to Buyer in the manner contemplated in this Agreement.

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18.2         Costs and Expenses. Each Party and Guarantor shall bear and pay its own costs and expenses, including but not limited to attorneys’ fees, incurred in connection with this transaction.

18.3         Risk of Loss. The risk of damage, destruction, or other casualty loss to or of the Acquired Assets shall remain with Seller from and after the execution of this Agreement until the Effective Time, at which time Seller shall place Buyer in possession of the Acquired Assets; and from and after the Effective Time, all risk of damage, destruction, or other casualty loss to or of the Acquired Assets shall be borne solely by Buyer.

18.4         No Joint Venture, Partnership or Agency. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between Buyer and Seller or Guarantor.

18.5         Books and Records. Notwithstanding the inclusion of the Books and Records in the Acquired Assets under Section 2.1, Seller shall have the right to copy and retain any copies of any of the Books and Records relating to the Acquired Assets for which it has, or may have, any business, technical or legal need. Buyer shall make such Books and Records available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer’s business operations.

18.6         Publicity. Prior to the Closing, Seller, Buyer and Guarantor shall, and each shall use its Reasonable Efforts to cause its Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures, irrespective of the form of communication, relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other parties; provided, however, no news release or other disclosure whatsoever may disclose the terms of this Agreement unless Seller, Buyer and Guarantor agree to the form and content of such disclosure, including electronic communications, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that any party may make all disclosures which, in the written opinion of counsel, are required under applicable Law, including regulations of any domestic or foreign securities exchange, with the party making the disclosure giving the other parties as much advance notice thereof as is feasible.

18.7         Recording and Filing. Except as may be required by Law, this Agreement shall not be recorded or filed by either Party, Guarantor, or their successors or assigns, in or with any Governmental Authority without the prior written consent of the other Party and Guarantor.

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18.8         Confidentiality.

(a)          Seller and Guarantor agree to hold all Confidential Information in strict confidence, except: (i) Seller and Guarantor may disclose the Confidential Information to any of their respective partners, limited partners, shareholders, members, owners, Affiliates, officers, directors, employees, accountants, advisors, agents, attorneys, contractors, consultants and representatives (collectively, “Beacon Parties”) that have a legitimate need to know the same in order to negotiate, participate in, or perform services related to the transactions contemplated by this Agreement; provided the Beacon Parties to whom such disclosure is made must agree in writing or otherwise be legally obligated to hold the Confidential Information in strict confidence to the same extent as Seller and Guarantor are required to under this Agreement; (ii) Seller and Guarantor may disclose the Confidential Information in any manner approved by Buyer, in writing; (iii) Seller and Guarantor may disclose the Confidential Information to the extent their legal counsel advises that such disclosure is required in order to comply with any applicable Law, governmental order or judicial ruling, provided, prior to making any such disclosure, Seller or Guarantor, as applicable, must, to the extent it is legally able to do so, give written notice to Buyer and afford Buyer a reasonable opportunity to prevent the same by obtaining a protective order or other appropriate remedy; and (iv) Seller and Guarantor may disclose the Confidential Information in any litigation with Buyer to the extent the same is relevant. Seller and Guarantor shall cause the Beacon Parties that are provided with the Confidential Information to hold the same in strict confidence. If Seller or Guarantor is required to disclose Confidential Information in order to comply with any applicable Law, governmental order or judicial ruling and Buyer is unable to obtain a protective order or other remedy that eliminates the need for such disclosure, then Seller or Guarantor shall only furnish that portion of the Confidential Information that it is legally required to disclose based on advice from its legal counsel.

(b)          Buyer agrees to hold the Confidential Information in strict confidence, except: (i) Buyer may disclose the Confidential Information to any of its members, owners, Affiliates, officers, directors, employees, accountants, advisors, agents, attorneys, contractors, consultants and representatives that have a legitimate need to know the same in order to negotiate, participate in, or perform services related to the transactions contemplated by this Agreement (the “Delek Parties”); provided the Delek Parties to whom such disclosure is made must agree in writing or otherwise be legally obligated to hold the Confidential Information in strict confidence to the same extent as Buyer is required to under this Agreement; (ii) Buyer may disclose the Confidential Information in any manner approved by Seller or Guarantor, in writing; (iii) Buyer may disclose the Confidential Information to the extent its legal counsel advises that such disclosure is required in order to comply with any applicable Law, governmental order or judicial ruling, provided, prior to making any such disclosure, Buyer must, to the extent it is legally able to do so, give written notice to Seller and Guarantor and afford Seller and Guarantor a reasonable opportunity to prevent the same by obtaining a protective order or other appropriate remedy; and (iv) Buyer may disclose the Confidential Information in any litigation with Seller and Guarantor to the extent the same is relevant. Buyer shall cause the Delek Parties that are provided with the Confidential Information to hold the same in strict confidence. If Buyer is required to disclose Confidential Information in order to comply with any applicable Law, governmental order or judicial ruling and Seller or Guarantor is unable to obtain a protective order or other remedy that eliminates the need for such disclosure, then Buyer shall only furnish that portion of the Confidential Information that it is legally required to disclose based on advice from its legal counsel.

(c)          Each of the Parties and the Guarantor agree, upon written request from another Party or the Guarantor, if the transactions contemplated by this Agreement are not closed, to either (i) destroy all Confidential Information in its possession or control, or (ii) deliver all copies of the same to the requesting party. Notwithstanding the foregoing, (y) the non-requesting party may retain such Confidential Information to the extent relevant to demonstrate compliance with any legal, regulatory, self-regulatory, fiduciary, professional or contractual obligation or document retention policy by such party or its representatives, and (z) the non-requesting party will only be required to use Reasonable Efforts to return or destroy any Confidential Information stored electronically.

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(d)          The Parties and the Guarantor acknowledge and agree that the remedies available at law may be inadequate to protect against an actual or threatened breach of Section 18.8. Accordingly, in the event of an actual or threatened breach of this Agreement, the non-breaching party shall, in addition to any other remedies available at law or in equity, be entitled to seek specific performance and injunctive relief. The Parties and the Guarantor agree that the non-breaching party shall not be required to post a bond or other security in order to obtain injunctive or other equitable relief in connection with a violation of this Agreement.

(e)          Notwithstanding the foregoing, the Parties and the Guarantor further acknowledge for avoidance of doubt that Buyer shall be entitled to make, in Buyer’s sole discretion, public disclosure in compliance with the regulations of the United States Securities and Exchange Commission and the Israeli Stock Exchange, including disclosures at the time of the execution of this Agreement and upon the Closing.

(f)          The provisions contained in this Section 18.8 are intended to supersede and replace any prior confidentiality or nondisclosure agreements between Buyer and Seller or Guarantor to the extent they conflict with the provisions contained herein.

18.9         Notices. All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by a party if delivered personally, faxed with receipt acknowledged, three (3) Business Days after mailing if mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by a party at the address set forth below, or such other address as a party shall have designated by ten (10) calendar days prior written notice to the other parties:

Seller’s Address:

Beacon Energy (Texas) Corp.

c/o Environmental Quality Management, Inc..

1800 Carillon Boulevard

Cincinnati, Ohio 45240

Attn: Jim Wendle, President/COO

Telephone: 513-742-7221

Fax: 513-825-7495

with copy to:

Frost Brown Todd LLC

201 N. Illinois Street, Suite 1900

Indianapolis, Indiana 46204

Attn: Kimera J. Hall

Telephone: 317-237-3892

Fax: 317-237-3900

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Buyer’s Address:

Delek Renewables, LLC

7102 Commerce Way

Brentwood, TN 37027

Attention: President

Telephone: 615-771-6701

Facsimile: 615-224-1185

with copies (which shall not constitute notice) to:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attention: General Counsel

Telephone: 615-771-6701

Facsimile: 615-435-1271

And to:

Bradley Arant Boult Cummings, LLC

1600 Division Street, Ste. 700

Nashville, Tennessee 37203

Attention: David A. Rutter

Telephone: 615-252-2346
Facsimile: 615-252-6346

Guarantor’s Address:

EQM Technologies & Energy, Inc.

c/o Environmental Quality Management, Inc..

1800 Carillon Boulevard

Cincinnati, Ohio 45240

Attn: Jim Wendle, President/COO

Telephone: 513-742-7221

Fax: 513-825-7495

with copy to:

Frost Brown Todd LLC

201 N. Illinois Street, Suite 1900

Indianapolis, Indiana 46204

Attn: Kimera J. Hall

Telephone: 317-237-3892

Fax: 317-237-3900

18.10         Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

18.11         Entire Agreement and Amendment. This Agreement constitutes the entire agreement amongst the Parties and Guarantor with respect to the transactions contemplated herein and supersedes all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to the transactions contemplated herein. This Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties and Guarantor.

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18.12         Assignment. None of Buyer, Seller or Guarantor may sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder to any Third Person without the prior written consent of the other Parties and the Guarantor, which consent shall not be unreasonably withheld, conditioned or delayed. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the assigning party, to the extent assignment is allowed under this Agreement, but the assigning party shall remain jointly liable for the performance of the assigning party’s obligations hereunder.

18.13         Applicable Law. THIS AGREEMENT, THE RELATED AGREEMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE GUARANTOR WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CHOICE OR CONFLICTS OF LAWS.

18.14         Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties and the Guarantor agrees that it shall bring any action or Proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state courts having jurisdiction over Johnson County, Texas and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or Proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 18.9. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties and Guarantor. Each Party and the Guarantor hereby knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

18.15         No Third Person Beneficiaries. No Person shall be deemed a Third Person beneficiary of this Agreement, except to the extent a Third Person is expressly given rights herein. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party, except as expressly provided herein with respect to an Indemnified Party under Article XIV or Article XV.

18.16         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding effect thereof.

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18.17         Guaranty.

(a)          In order to induce Buyer into entering into this Agreement, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Buyer the punctual and full payment of all sums owed by Seller under or in connection with this Agreement or any of the Related Agreements and the due and punctual performance of all of the obligations and liabilities of Seller and its Affiliates contained in this Agreement or any of the Related Agreements (collectively, the “Guaranteed Obligations”). The Guarantor agrees that a separate action or actions may be brought against the Guarantor to enforce Guarantor’s agreement in this Section 18.17, irrespective of whether any action is brought against the Seller or its Affiliates or whether the Seller or its Affiliates is joined in any such action or actions. The Guarantor agrees that the Buyer may, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of, or the performance of, the Seller or its Affiliates or the nature and scope of the Guaranteed Obligations, and may also make any agreement with the Seller or its Affiliates for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Seller, on the one hand, and the Buyer, on the other hand, without in any way impairing or affecting Guarantor’s agreement in this Section 18.17.

(b)          The liability of the Guarantor under this Section 18.17 shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable, primary and unconditional, irrespective of:

(i)          the failure of the Buyer to assert any Claim or demand or enforce any right or remedy against the Seller or any other Person primarily or secondarily liable with respect to the Guaranteed Obligations;

(ii)         the addition or substitution of any Person primarily or secondarily liable for the Guaranteed Obligations;

(iii)        any change in the corporate existence, structure or ownership of the Seller or any other Person primarily or secondarily liable with respect to the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or any other Person primarily or secondarily liable with respect to the Guaranteed Obligations or any of their respective assets; or

(iv)        the adequacy of any other means the Buyer may have of obtaining repayment of the Guaranteed Obligations.

(c)          To the fullest extent permitted by Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Buyer. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Buyer upon the guaranty agreement in this Section 18.17 or acceptance of the guaranty agreement in this Section 18.17. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guaranty agreement in this Section 18.17, and all dealings between the Seller or the Guarantor, on the one hand, and the Buyer, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guaranty agreement in this Section 18.17.

(d)          The Buyer shall not be obligated to file any Claim relating to any of the Guaranteed Obligations in the event that the Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Buyer to so file shall not affect the Guaranteed Obligations hereunder. In the event that any payment to the Buyer in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.

Pages 37 of 38 Pages

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Seller:

BEACON ENERGY (TEXAS) CORP.

By:	/s/ James E. Wendle
Name:	James E. Wendle
Title:	President and Chief Operating Officer

Buyer:

DELEK RENEWABLES, llc

By:	/s/ Mark Page
Name:	Mark T. Page
Title:	Vice President

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	Executive Vice President

GUARANTOR:

EQM TECHNOLOGIES & ENERGY, INC.

By:	/s/ James E. Wendle
Name:	James E. Wendle
Title:	President and Chief Operating Officer

Pages 38 of 38 Pages

Annex A

Definitions

As used herein and in the Agreement, the following terms shall have the meanings defined below:

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Additional Exclusivity Period” shall have the meaning set forth in Section 11.8(b).

“Advanced Biofuel Payment Program” shall have the meaning set forth in Section 9.24(a).

“Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agency” shall have the meaning set forth in Section 9.24(a).

“Agreement” shall have the meaning set forth in the preamble, and shall include this Annex, the Exhibits and the Schedules attached hereto, as amended, modified and supplemented, from time to time, by any written agreement executed by Seller and Buyer.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(d).

“Assumed Liabilities” shall have the meaning set forth in Section 3.6(a).

“Bankruptcy Code” shall mean 11 U.S.C. §101 et seq.

“Biodiesel Business” shall have the meaning set forth in the recitals.

“Blender’s Tax Credit” shall mean the tax credit available under the Tax Relief, Unemployment, Insurance Reauthorization and Job Creation Act of 2010 (H.R. 4853) in connection with the blending of biodiesel, as the same is extended, amended, modified or supplemented.

“Books and Records” shall mean all original files, records and data (excluding any legal opinions) relating to the Acquired Assets or the Biodiesel Business in the possession or control of Seller, Guarantor or any of their respective Affiliates, including lease, land, and title records (including abstracts of title, title opinions and title curative documents), Contracts, communications to and from any Governmental Authorities, Tax and accounting records, permit files, health, safety and environmental records, and engineering and operating records.

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks located in the State of Texas are authorized or obligated to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnitees” shall have the meaning set forth in Section 14.1.

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“Buyer Principals” shall mean Fred Green, Mark Page and Mike Norman.

“Casualty Loss” shall mean any single event of loss or damage to the Acquired Assets or any portion thereof which causes an Environmental Material Adverse Effect or a Material Defect.

“Catalyst Inventory” shall mean all methanol and other catalyst chemicals directly used by Seller to convert feedstock to biodiesel at the Facility, excluding such chemicals that are in the process of being used as of the Closing Date.

“Cause” shall have the meaning set forth in Section 5.5(d).

“CERCLA” shall have the meaning set forth in the definition of the term “Environmental Laws.”

“Claim” shall mean any demand, claim, cause of action, complaint, notice of noncompliance or violation, loss, cost (including investigatory costs and attorneys’ fees), damage, expense, action, suit, Proceeding, judgment or other liability of any nature whatsoever.

“Claim Notice” shall have the meaning set forth in Section 16.1.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Closing Date Payment” shall have the meaning set forth in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean: (i) the existence of the transactions contemplated by this Agreement, including, but not limited to, the fact that Buyer and Seller are in discussions regarding the Acquired Assets, the fact that Buyer has made a proposal to acquire the Acquired Assets, and the status of any discussions, proposals or negotiations related to a potential acquisition of the Acquired Assets by Buyer; (ii) the existence and substance of any letters of intent, term sheets, correspondence, emails, contracts, draft documents, and other materials related to the transactions contemplated by this Agreement; and (iii) all analyses, studies, reports, financial information, materials and other data, documents and information related to Seller, the Biodiesel Business, or the Acquired Assets that are furnished to Buyer in connection with the transactions contemplated by this Agreement; provided, however, that Confidential Information shall not include (x) any information that is or becomes available to the general public through means other than disclosure by the receiving Party or any of its partners, limited partners, shareholders, members, owners, Affiliates, officers, directors, employees, accountants, advisors, agents, attorneys, contractors, consultants and representatives, (y) is already in the receiving Party’s possession, provided that such information is not known by the receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or the Guarantor, or (z) becomes available to the receiving Party on a non-confidential basis from a source other than the other Party, the Guarantor or their respective advisors, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing Party.

“Contract” shall mean any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

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“Cure Period” shall have the meaning set forth in Section 13.4.

“Damages” shall mean any and all damages, losses, liabilities, payments, obligations, penalties, fines, assessments, charges, costs, Taxes, disbursements or expenses (including interest, awards, judgments, settlements, costs of redemption, fees, disbursements and reasonable expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

“Due Diligence Completion Statement” shall have the meaning set forth in Section12.1.

“Effective Time” shall have the meaning set forth in Section 4.2.

“Employee Benefit Plans” shall mean employee benefit plans constituting an employee welfare benefit plan as defined in section 3(1) of ERISA and employee pension benefit plans as defined in section 3(2) of ERISA, and each other material existing plan maintained by Seller or any ERISA Affiliate of Seller with respect to any of Seller’s employees.

“Employees” shall have the meaning set forth in Section 11.5(a).

“Environmental Condition” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any Hazardous Material.

“Environmental Laws” shall mean all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority pertaining to the protection of human health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act of 1970, and any similar state or local statutes.

“Environmental Liabilities” shall mean any and all liabilities, responsibilities, Claims, suits, Damages, costs (including Remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, settlements, expenses, charges, assessments, Liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice, responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents arising out of or in connection with any Environmental Laws, or (b) pursuant to any Claim by a Governmental Authority or other Person for personal injury, property damage or other Claim arising out of an Environmental Condition, damage to natural resources, replacement of invalidated RINs, Remediation or payment or reimbursement of response costs incurred or expended by the Governmental Authority or Person pursuant to common law or statute.

“Environmental Material Adverse Effect” shall mean any Environmental Liabilities that are reasonably expected to exceed $275,000.00 per occurrence or series of related occurrences or $275,000.00 in the aggregate.

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“Environmental Permits” shall mean any Permits granted or issued by any Governmental Authority under applicable Environmental Laws.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) that is treated as a single employer with another specified entity under section 414 of the Code.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 3.7.

“Facility” shall mean have the meaning set forth in the Recitals to this Agreement.

“Financial Statements” shall have the meaning set forth in Section 9.14.

“Fundamental Representations” shall have the meaning set forth in Section 14.2(b).

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Closing Date.

“Governmental Authority” shall mean any federal, foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.

“Hazardous Material” shall mean (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14), (b) any petroleum or petroleum products, and (c) any other chemical, substance or waste that is regulated under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Article XVI.

“Indemnifying Party” shall have the meaning set forth in forth in Article XVI.

“Intangible Property” means all warranties, guaranties, software, licenses, Claims, rights to reimbursement, rights to indemnification, patents, trade secrets, proprietary processes, know-how, business methods, formulae, process engineering, technical designs, trade names, trademarks, trade dress, copyrights, information technology, intellectual property rights, websites, domain names and other intangible property that are related to the Acquired Assets or used in the Biodiesel Business.

“Interim Period” shall mean the period of time from the date of this Agreement until the earlier of the Closing or the termination hereof.

“Initial Exclusivity Period” shall have the meaning set forth in Section 11.8(a).

“IRS” shall mean the United States Internal Revenue Service.

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“Knowledge” “Know” “Knowing” shall mean the actual knowledge of the Seller Principals or Buyer Principals, as applicable, after reasonable inquiry.

“Law” shall mean all applicable local, state, federal and foreign laws and rules, regulations, tariffs and regulatory authorizations, codes (including the Code), and ordinances promulgated thereunder, as well as case law, common law, judgments, orders, consent orders, or decrees.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, monetary lien, monetary judgment, mechanic’s lien, materialmen’s lien, or other “adverse claim” (as Section 8-102(a) of each applicable Uniform Commercial Code defines that term), conditional sale or other title retention agreement, or agreement to give any lien, security interest, charge or financing statement under the Laws of any jurisdiction.

“Material Adverse Effect” shall mean a material adverse effect on the business, results of operations or financial condition of the Biodiesel Business.

“Material Defect” shall mean a single defect in the Acquired Assets (other than a title defect) which: (a) is reasonably expected to cost in excess of five percent (5%) of the Purchase Price to cure or remedy and (b) is not disclosed on the Schedules as of the date of this Agreement.

“Obligation” shall mean any duties, responsibilities, liabilities, obligations, costs, and expenses of whatever kind and nature, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether based in common law or statute (civil or criminal) or arising under contract or otherwise.

“Ongoing Remedial Work” shall mean Remediation of Environmental Conditions of the Acquired Assets that are ongoing as of the date hereof, and are required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, Release or suspected Release of a Hazardous Material in the air, soil, surface water, or groundwater on or emanating from the Acquired Assets.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“OSHA” shall mean the Occupational Safety and Health Administration of the United States Department of Labor or any successor thereto.

“Owner’s Policy” shall have the meaning set forth in Section 13.2.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Permit” shall mean any license, permit, concession, franchise, authority, registration, consent, approval, variance, exemption or certificate of or from any Governmental Authority.

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“Permitted Encumbrances” shall mean: (a) the Property Tax Lien; and (B) easements, servitudes, rights-of-way, exceptions, reservations, conditions, limitations, covenants, restrictions and other agreements of record that encumber the Real Property and are set forth in the Title Commitment, except for matters that no longer encumber the Real Property as of the Closing (including, but not limited to, matters cured pursuant to Section 13.4) and monetary Liens to be released and discharged by Seller under Section 13.6.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited partnership, limited liability company, trust, unincorporated organization, Governmental Authority.

“Post-Closing Tax Period” shall mean (i) any Tax period beginning after the Effective Time and (ii) the portion of any Straddle Period that begins after the Effective Time.

“Pre-Closing Tax Period” shall mean (i) any Tax period ending at or before the Effective Time and (ii) the portion of any Straddle Period that ends at the Effective Time.

“Proceeding” shall mean any action, suit, Claim, investigation, audit, examination, review or other proceeding, at law or in equity, before any Governmental Authority or any arbitrator, board of arbitration or similar entity, including any regulatory or administrative proceeding.

“Property Tax Lien” shall have the meaning set forth in Section 13.6.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“RCRA” shall have the meaning set forth in the definition of the term “Environmental Laws.”

“Real Property” shall have the meaning set forth in Section 2.1(a).

“Reasonable Efforts” shall mean efforts in accordance with all reasonable commercial practice and without the incurrence of unreasonable expense.

“Related Agreements” shall mean deeds, assignments, bills of sale and other instruments of sale, assignment, transfer and conveyance, instruments of assumption, certificates, affidavits, contracts, agreements and any other agreements or documents executed or delivered in connection with or as required under this Agreement.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, discharging, dumping or disposing or migration of any Hazardous Material into the environment.

“Remediate,” “Remediation,” or “Remedial Action” shall mean the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken pursuant to Environmental Laws to address any Environmental Condition or Release, including any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems.

“Schedules” shall mean the Schedules prepared and delivered by Seller to Buyer and attached to this Agreement.

“Seller” shall have the meaning set forth in the preamble.

“Seller Indemnitees” shall have the meaning set forth in Section 15.1.

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“Seller Principals” shall mean Jim Wendle, Micah Goldberg, Jack Gerber, Frank Roy and Trisha Welty.

“Stored Hazardous Materials” shall have the meaning set forth in Section 11.2(b).

“Straddle Period” shall mean a Tax period that commences before the Effective Time and ends after the Effective Time.

“Survey” shall have the meaning set forth in Section 13.3.

“Surveyor” shall have the meaning set forth in Section 13.3.

“Tax” shall mean any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, alternative or add-on minimum tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes.

“Third Person” shall mean any Person (including any Governmental Authority) other than Seller, Guarantor, Buyer or any of their respective Affiliates.

“Threshold Amount” shall have the meaning set forth in Section 14.2(b).

“Title & Survey Objections” shall have the meaning set forth in Section 13.4.

“Title Commitment” shall have the meaning set forth in Section 13.2.

“Title Company” shall have the meaning set forth in Section 13.2.

“Title Defect” shall mean any reservation, exception, limitation, restriction, agreement, encumbrance, encroachment, strip, gap, gore, adverse Claim, lack of access, defect or other matter that, individually or in the aggregate, (i) results in title to the Real Property not being good and indefeasible, (ii) materially interferes or, in Buyer’s reasonable judgment, could materially interfere with the operation of the Biodiesel Business or the Facility, or (iii) materially interferes with or, in Buyer’s reasonable judgment, could materially interfere with any of Buyer’s proposed alterations, additions, improvements or upgrades to the Facility.

“Title Examination Period” shall have the meaning set forth in Section 13.4.

“Toll Production Agreement” shall mean that certain Biodiesel Toll Production Agreement by and between Buyer and Seller, dated March 21, 2012.

“Unassigned Contract” shall have the meaning set forth in Section 5.7.

“UST Systems” shall have the meaning set forth in Section 9.20(l).

“Walk-Away Fee” shall have the meaning set forth in Section 5.5(d).

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EXHIBIT 5.2(a) – SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF TEXAS	§

§ KNOW ALL MEN BY THESE PRESENTS THAT:

COUNTY OF JOHNSON	§

BEACON ENERGY (TEXAS) CORP., a Delaware corporation (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration paid by DELEK RENEWABLES, LLC, a Delaware limited liability company (“Grantee”), the receipt and sufficiency of which are hereby acknowledged and confessed, subject only to the exceptions, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee the real property described on Exhibit A, attached hereto and incorporated herein by reference (hereinafter referred to as the “Property”), together with all rights, easements and privileges appurtenant to said real property, all buildings, structures, fixtures and other improvements located on said real property, and all of Grantor’s interest, if any, in the land lying beneath the roads and rights-of-way adjoining the real property.

This conveyance is made subject and subordinate to the encumbrances and exceptions (“Permitted Encumbrances”) described in Exhibit B, attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD the Property, subject to the Permitted Encumbrances as aforesaid, unto Grantee, and Grantee’s successors and assigns, forever. Grantor hereby binds Grantor and Grantor’s heirs, executors, administrators, and successors to WARRANT AND FOREVER DEFEND all and singular the Property to Grantee and Grantee’s heirs, executors, administrators, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part hereof, except as to the Permitted Encumbrances, when the claim is by, through or under Grantor, but not otherwise.

EXHIBIT 5.2(a) – SPECIAL WARRANTY DEED

EXECUTED as of the ___ day of January, 2013.

GRANTOR:

Beacon Energy (Texas) Corp.

By:
Name:
Title:

STATE OF _______________	§

§

COUNTY OF _____________	§

This instrument was ACKNOWLEDGED before me, on the ___ day of January, 2013, by _______________, the ________________ of Beacon Energy (Texas) Corp.

Notary Public, State of ______________

GRANTEE’S ADDRESS FOR TAX NOTICES:

Delek Renewables, LLC

7102 Commerce Way

Brentwood, TN 37027

Attention: President

When recorded, return to:

Alamo Title Company

Attn.: Amy Collom

6517 Brentwood Stair Road

Fort Worth, Texas 76112

EXHIBIT 5.2(a) – SPECIAL WARRANTY DEED

Exhibit a

legal description

EXHIBIT 5.2(a) – SPECIAL WARRANTY DEED

EXHIBIT B

Permitted Encumbrances

EXHIBIT 5.2(b) - BILL OF SALE

GENERAL ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS GENERAL ASSIGNMENT, CONVEYANCE AND BILL OF SALE (this “Bill of Sale”) is executed and delivered as of January __, 2013, by and between Delek Renewables, LLC, a Delaware limited liability company (“Buyer”) and Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, Buyer, Seller and EQM Technologies & Energy, Inc. have entered into that certain Purchase and Sale Agreement dated December __, 2012 (the “Purchase Agreement”); and

WHEREAS, this Bill of Sale is being delivered pursuant to the Purchase Agreement and is subject to all of the terms and conditions thereof. All capitalized terms used but not expressly defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Sale and Conveyance. Seller hereby sells, transfers, assigns, conveys and delivers unto Buyer and its successors and assigns forever, all of the Acquired Assets.

2.                  Power of Attorney. The Seller hereby constitutes and appoints Buyer its true and lawful attorney, with full power of substitution, in the name of Seller or otherwise, and on behalf of and for the benefit of Seller: (a) to demand and receive from time to time any and all of the Acquired Assets; (b) to give receipts and releases for or in respect of the same or any part thereof; (c) to institute and prosecute, from time to time, in the name of Seller or otherwise, any and all actions, suits and proceedings which Buyer deems proper to collect, assert or enforce any claim, title, right, debt, note or actions, suits or proceedings in respect to the Acquired Assets; and (d) to execute such other documents and take such other action as may be necessary from time to time to carry out this Bill of Sale. Seller hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable.

3.                  Status. Seller hereby represents and warrants to Buyer that: (i) Seller has good and marketable title to the Acquired Assets; (ii) the Acquired Assets are not subject to any liens, financing statements, security interests or other encumbrances, except for the Permitted Encumbrances; and (iii) Seller has the right, power and authority to convey the Acquired Assets to Buyer.

4.                  No Modification of Purchase Agreement. This Bill of Sale is delivered pursuant to the Purchase Agreement and, as between Seller and Buyer, is subject in all respects to the provisions thereof and is not meant to alter, enlarge or otherwise modify the provisions of the Purchase Agreement.

5.                  Miscellaneous. This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller agrees to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as required to evidence more effectively the conveyance, assignment, transfer and sale made by Seller under this Bill of Sale. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of the day and year first above written.

  SELLER:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  BUYER:

  DELEK RENEWABLES, LLC

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

EXHIBIT 5.2(c) - Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment And Assumption Agreement (this “Agreement”) is made and entered into effective as of January __, 2013, by and between Delek Renewables, LLC, a Delaware limited liability company (“Buyer”) and Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”). Seller is hereinafter sometimes referred to as “Assignor.” Buyer is hereinafter sometimes referred to as “Assignee.”

Recitals:

A.                This Agreement is being delivered pursuant to that certain Purchase and Sale Agreement dated December __, 2012 by and among Buyer, Seller and EQM Technologies & Energy, Inc. (the “Purchase Agreement”), and is subject to all of the terms and conditions thereof. Any capitalized terms used but not otherwise defined in this Agreement shall have the same meanings herein as ascribed to such terms in the Purchase Agreement.

B.                 Assignor has agreed to assign to Assignee certain Contracts as described in Section 2.1(d) of the Purchase Agreement (the “Assigned Contracts”).

C.                Assignee has agreed to assume and perform all obligations of Assignor which accrue or arise on or after the date hereof under the Assigned Contracts.

Agreement:

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                   Assignment. Assignor hereby grants, sells, assigns, transfers, conveys and delivers to Assignee, its successors and assigns, all of Assignors’ right, title and interest under, in and to the Assigned Contracts.

2.                   Assumption. Assignee hereby accepts the foregoing assignment and expressly assumes and agrees to pay, perform and/or discharge all obligations of Assignor which accrue or arise on or after the date hereof under the Assigned Contracts, excluding any obligations arising from any event, matter or circumstance occurring prior to the date hereof.

3.                   Excluded Liabilities. The Excluded Liabilities are expressly excluded from the obligations being assumed by Assignee under this Agreement.

4.                   Third Party Rights. Assignee’s assumption of the Assigned Contracts from Assignor shall not enlarge the rights of any third party under the Assigned Contracts; nor shall it prevent Assignee, with respect to any party other than Assignor, from contesting or disputing any liability, or the terms and provisions of the Assigned Contracts.

5.                   Further Assurances. Each of Assignor and Assignee agree to execute such other documents and take such other actions as may be reasonably necessary or desirable to confirm or effectuate the assignment and assumption contemplated hereby.

6.                   Binding Effect. This Agreement and the covenants and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.                   No Modification of Purchase Agreement. This Agreement is delivered pursuant to the Purchase Agreement and, as between Assignor and Assignee, is subject in all respects to the provisions thereof and is not meant to alter, enlarge or otherwise modify the provisions of the Purchase Agreement.

8.                   Modification. This Agreement may be modified or supplemented only by written agreement of the parties hereto.

9.                   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

2

In Witness Whereof, the parties have executed this Assignment and Assumption Agreement effective as of the date first written above.

  ASSIGNOR:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  ASSIGNEE:

  DELEK RENEWABLES, LLC

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

3

EXHIBIT 5.2(d) – INTERNET DOMAIN NAME TRANSFER AGREEMENT

INTERNET DOMAIN NAME TRANSFER AGREEMENT

This Internet Domain Name Transfer Agreement (“Agreement”) is entered into as of January __, 2013 (the “Effective Date”), by and between DELEK RENEWABLES, LLC, a Delaware limited liability company (“Transferee”) and BEACON ENERGY (TEXAS) CORP., a Delaware corporation (“Registrant”). Transferee and Registrant are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the domain name <___________________> (the “Registered Domain Name”) is owned by Registrant, the registration of which is managed by _____________ (the “Registrar”); and

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of December __, 2012, by and between Registrant., Transferee and EQM Technologies & Energy, Inc., and for other good and valuable consideration, receipt of which is hereby acknowledged, Registrant desires to provide ownership and control of the Registered Domain Name, and all rights that may be alleged therein, along with any goodwill related thereto, to Transferee, and Transferee is willing to acquire the same according to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual representations, promises, terms, and conditions contained herein, the parties agree as follows:

1.                  Transfer. Registrant does hereby assign exclusively to Transferee ownership of all right, title, and interest in and to the Registered Domain Name, however rendered. Such right, title, and interest shall, for the purposes of this Agreement, include without limitation all other registrations by Registrant of terms that include any confusingly similar variation of the Registered Domain Name (including but not limited to misspellings), reservations therefor, goodwill of the business related thereto, and all rights of use, exploitation, control, and ownership, whether express or implied, and whether by contract, as a domain name, trademark, descriptor, keyword, address, or otherwise. To the extent consent or action by any person or entity is required to accomplish this assignment, Registrant will take all such reasonable actions as are required to effectuate this provision.

2.                  Acts in Furtherance. Registrant agrees to execute all documents (including without limitation the transmission of electronic mail messages) that may be reasonably necessary or desirable to effect, to enable, or to evidence the assignment to and the ownership by Transferee of all right, title, and interest in and to the Registered Domain Name. Without limiting the generality of the foregoing, Registrant agrees to execute and to provide immediately to Transferee completed and executed forms and documents (with the sole exception of the signature of Transferee, if applicable) in condition sufficient to submit to the Registrar in full compliance with the rules and regulations of Registrar to be effective for transfer of the Registered Domain Name to Transferee as a new or substitute registrant. Registrant shall take all other necessary or appropriate steps to cause Registrar and any and all other applicable Internet authorities to change the billing name, technical contact, administrative contact, and all other ownership, authorization, control, and administration facts and information for the Registered Domain Name to such information as is or will be provided by Transferee. Registrant shall immediately provide Transferee with all usernames, access codes, passwords, and other information for accessing and amending the information associated with the Registered Domain Name registration. To the extent that any right, title, or interest in the Registered Domain Name is not capable of being transferred without the approval, action, consent, or waiver by any entity, including the Registrar or any other registrar or authority, Registrant shall diligently take all such steps as may be necessary or desirable to secure such approval, action, consent, or waiver in Transferee’s favor. Until such securement and effective transfer, Registrant shall: (a) maintain the existence of such right, title, and interest, and hold the same in trust for Transferee; (b) cooperate with Transferee in any reasonable and lawful arrangements designed to provide the benefits of such right, title, and interest to Transferee; and (c) promptly post, maintain, alter, and remove the contents of the website at the Registered Domain Name as, and only as, instructed by Transferee. To the extent any other party’s consent or action is required to accomplish the obligations enumerated in the foregoing sentence, Registrant will take all such reasonable actions as are required to effectuate this provision.

3.                  Representations and Warranties. Registrant represents and warrants that Registrant is the sole owner of all right, title, and interest in and to the Registered Domain Name, that no aspect of such right, title, or interest is subject to any lien or interest of any third party or to any dispute or procedure; that all fees due or payable regarding the Registered Domain Name have been paid in full; and that Registrant has the unencumbered right and authority to assign and transfer sole ownership of all right, title, and interest in Registered Domain Name to Transferee.

4.                  Full Benefit Thereof. In order that Transferee may enjoy the full benefit of the Registered Domain Name, Registrant agrees that it will not use or register any confusingly similar variation of the Registered Domain Name (including but not limited to misspellings), either alone or with other words, as part of a domain name, on any web site, in connection with keyword advertising or any other form of advertising, or in any other way, nor will it maintain any registration of any such term.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first written above.

  Registrant:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  Transferee:

  DELEK RENEWABLES, llc

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

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EXHIBIT 5.2(f) – Non-Competition Agreement

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of January __, 2013 (the “Effective Date”), by and between Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”), EQM Technologies & Energy, Inc., a Delaware corporation (“Guarantor,” and together with Seller, the “Restricted Parties”), and Delek Renewables, LLC, a Delaware limited liability company (“Beneficiary”).

WITNESSETH:

WHEREAS, Seller owns a biodiesel facility located at 3102 Windmill Road, Cleburne, Texas (the “Facility”); and

WHEREAS, Guarantor is the beneficial owner of 100% of the equity interests in Seller; and

WHEREAS, Seller agreed to sell the Facility to Beneficiary, and all assets defined as “Acquired Assets” in that certain Purchase and Sale Agreement, dated December __, 2012 (the “Purchase Agreement”) by and among Seller, Guarantor and Beneficiary; and

WHEREAS, Beneficiary required that the Restricted Parties agree to enter into this Agreement in connection with the sale of the Acquired Assets; and

WHEREAS, the sale of the Acquired Assets to Beneficiary pursuant to the Purchase Agreement will directly benefit the Restricted Parties; and

WHEREAS, Beneficiary would not have purchased the Acquired Assets and paid the Purchase Price under the Purchase Agreement without the assurances made by the Restricted Parties in this Agreement that they would not compete against the Biodiesel Business; and

WHEREAS, the Restricted Parties acknowledge that this Agreement does not impose any undue hardship on them, based on the scope of this Agreement and the consummation of the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, for TEN AND NO/100 US DOLLARS (US $10.00) paid the Restricted Parties by Beneficiary and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Parties and Beneficiary agree as follows:

1.                  Definitions. When used in this Agreement (with an initial capital letter), each of the following terms shall have the meaning set forth below. All capitalized terms used but not defined in the Agreement shall have the meanings ascribed to them in the Purchase Agreement.

(a)                “Affiliates” means, with respect to any party, (i) all Persons that are owned by the party, in whole or in part, whether directly or through one or more intermediary entities, and (ii) all Persons that control, are controlled by, or are under common ownership with the party. As used in the preceding sentence, the terms “control”, “controlled by” and “under common control with” mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(b)               “Related Restricted Party” means any Person that is an Affiliate of one, all or any combination of the Restricted Parties, and “Related Restricted Parties” means all Persons that are a Related Restricted Party. Without limiting the foregoing, any Person that is formed or used to avoid the spirit and intent of the restrictions and covenants set forth in this Agreement shall constitute a Related Restricted Party.

(c)                “Term” means the period commencing on the Effective Date and expiring four (4) years thereafter; provided the “Term” may be extended as provided in Section 5 below.

2.                  Prohibitions.

(a)                During the Term:

(i)	the Restricted Parties shall not (directly or indirectly, jointly or individually, wholly or partially) own, maintain, operate or control a biodiesel business located within a 500-mile radius of the Facility; and

(ii)	the Restricted Parties shall ensure that the Related Restricted Parties do not (directly or indirectly, jointly or individually, wholly or partially) own, maintain, operate or control a biodiesel business located within a 500-mile radius of the Facility.

(b)               The terms of this section and the restrictions set forth herein shall inure to the sole benefit of Beneficiary and its successors and assigns.

3.                  Enforcement. Restricted Parties acknowledge and agree that (i) the time, span and scope of this Agreement are reasonable and necessary to protect Beneficiary from competitive efforts and uses which are adverse to the Facility and the Acquired Assets, (ii) their agreement to abide and cause the Related Restricted Parties to abide by the terms of this Agreement was necessary to induce Beneficiary to enter into the Purchase Agreement, (iii) the consummation of the transactions contemplated by the Purchase Agreement is sufficient consideration for the Restricted Parties and the Related Restricted Parties to be bound by the terms hereof, (iv) Beneficiary will be entitled to seek all remedies available at law or in equity upon a breach of this Agreement, including, but not limited, injunctive relief, specific performance, and the recovery of all damages that Beneficiary suffers as a result of the breach of this Agreement, (v) Beneficiary may be irreparably harmed by and without adequate remedy at law in the event of a breach of this Agreement, and (v) Beneficiary shall not be required to post a bond or other security if it is seeking to obtain injunctive or other equitable relief in connection with a violation of this Agreement. Nothing herein shall be deemed to limit any other remedies available to Beneficiary on account of a breach of this Agreement. The existence of any claim that any of the Restricted Parties or Related Restricted Parties has against Beneficiary or any of its Affiliates shall not constitute a defense to the enforcement of this Agreement.

4.                  Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision, clause or term of this Agreement, and all other provisions, clauses and terms of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Beneficiary the maximum protection permitted by law. The parties expressly agree that the time, span and scope of the restrictions in Section 2 are reasonable, including, but not limited to, the size of the geographic territory covered thereby. If, however, any court of competent jurisdiction decides, holds, adjudges or decrees that the time, span or scope of Section 2 is unreasonable, then it is the express intent of the parties that such court determine the time, span and scope of the restrictions in Section 2 that would be reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

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5.                  Tolling. If there is a violation of Section 2 of this Agreement, the Restricted Parties agree that the Term shall be extended by a period of time equal to the period of such violation. It is the intent of this paragraph that the running of the Term of the restrictions set forth in Section 2 shall be tolled during the period of any such violation so that Beneficiary shall get the full and reasonable protection for which it contracted and so that the Restricted Parties do not profit by their breach.

6.                  Effect on Non-Parties. The Restricted Parties shall be responsible for causing the Related Restricted Parties to comply with and be bound by the provisions of this Agreement, even though they have not joined herein. Any failure by the Related Restricted Parties to comply with this Agreement shall constitute a default by the Restricted Parties hereunder.

7.                  No Waiver. No waiver of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. No delay or omission in the exercise of any remedy accruing upon the breach of this Agreement shall impair such remedy or be construed as a waiver of such breach. The waiver by Beneficiary of any provision or breach of this Agreement shall not be deemed a waiver of any other breach or provision hereof, and one waiver of any right under this Agreement shall not be considered or deemed as a waiver of future rights under similar or different circumstances.

8.                  Attorneys’ Fees. In the event any legal proceeding is commenced related to this Agreement, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees (without regard to any statutory presumption), court costs and litigation expenses from the non-prevailing party therein.

9.                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to any rules regarding conflicts of law.

10.              Waiver of Jury Trial. THE BENEFICIARY AND THE RESTRICTED PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM ARISING UNDER THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. BENEFICIARY OR ANY OF THE RESTRICTED PARTIES MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

11.              Entire Agreement. This Agreement, including the documents and exhibits referred herein, \l3(i) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and \l3(ii) may be amended only by a written instrument executed by the Restricted Parties and Beneficiary.

12.              Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Restricted Parties, Beneficiary and their respective successors and assigns.

13.              Construction of Agreement. Each of the Parties hereto has agreed to the use of the particular language of this Agreement, and any question regarding the meaning of any provision of this Agreement shall not be resolved by any rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. In the event any provision of this Agreement shall be prohibited by or invalidated under applicable law, the remaining provisions of this Agreement shall remain fully effective.

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14.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties hereto have caused this Non-Competition Agreement to be executed as of the date first above written.

  RESTRICTED PARTIES:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  EQM TECHNOLOGIES & ENERGY, INC.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  BENEFICIARY:

  DELEK RENEWABLES, llc

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

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EXHIBIT 5.2(g) – NON-SOLICITATION AGREEMENT

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (the “Agreement”) is entered into as of January __, 2013 (the “Effective Date”), by and among Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”), EQM Technologies & Energy, Inc., a Delaware corporation (“Guarantor,” and together with Seller, the “Restricted Parties”), and Delek Renewables, LLC a Delaware limited liability company (the “Beneficiary”).

WITNESSETH:

WHEREAS, Seller owns a biodiesel facility located at 3102 Windmill Road, Cleburne, Texas (the “Facility”); and

WHEREAS, Guarantor is the beneficial owner of 100% of the equity interests in Seller; and

WHEREAS, Seller agreed to sell the Facility to Beneficiary, including all assets defined as “Acquired Assets” in that certain Purchase and Sale Agreement, dated December __, 2012 (the “Purchase Agreement”) by and among Seller, Guarantor and Beneficiary; and

WHEREAS, Beneficiary intends to make offers of employment to all employees of Seller who work at the Facility (“Employees”) that satisfy Beneficiary’s hiring criteria and are not on leave; and

WHEREAS, Beneficiary required that the Restricted Parties agree to enter into this Agreement in connection with the sale of the Acquired Assets; and

WHEREAS, Beneficiary would not have purchased the Acquired Assets and paid the Purchase Price under the Purchase Agreement without the assurances made by the Restricted Parties in this Agreement that they would not solicit any Employees retained by Beneficiary following Beneficiary’s acquisition of the Acquired Assets.

NOW THEREFORE, for TEN AND NO/100 US DOLLARS (US $10.00) paid the Restricted Parties by Beneficiary and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Parties and Beneficiary agree as follows:

1.                  Definitions. When used in this Agreement (with an initial capital letter), each of the following terms shall have the meaning set forth below. All capitalized terms used but not defined in the Agreement shall have the meaning ascribed to them in the Purchase Agreement.

(a)                “Affiliates” means, with respect to any party, (i) all Persons that are owned by the party, in whole or in part, whether directly or through one or more intermediary entities, (ii) all Persons that control, are controlled by, or are under common ownership with the party, and (iii) any trust established by the party for its benefit or the benefit of any of its family members. As used in the preceding sentence, the terms “control”, “controlled by” and “under common control with” mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(b)               “Related Restricted Party” means any Person that is an Affiliate of one, all or any combination of the Restricted Parties, and “Related Restricted Parties” means all Persons that are a Related Restricted Party. Without limiting the foregoing, any Person that is formed or used to avoid the spirit and intent of the restrictions and covenants set forth in this Agreement shall constitute a Related Restricted Party.

EXHIBIT 5.2(g) – NON-SOLICITATION AGREEMENT

(c)                “Retained Employees” means those Employees who accept an offer of employment from Beneficiary following Beneficiary’s acquisition of the Acquired Assets.

(d)               “Term” means the period commencing on the Effective Date and expiring two (2) years thereafter.

2.                  Prohibitions.

(a)                During the Term:

(i)	the Restricted Parties shall not, directly or indirectly, hire, recruit, or solicit for employment, any Retained Employees; enter into any independent contractor agreement with any Retained Employee or solicit any such independent contractor relationship; or induce or influence any Retained Employee to discontinue his or her employment relationship with Beneficiary; and

(ii)	the Restricted Parties shall ensure that the Related Restricted Parties do not, directly or indirectly, hire, recruit, or solicit for employment, any Retained Employees; enter into any independent contractor agreement with any Retained Employee or solicit any such independent contractor relationship; or induce or influence any Retained Employee to discontinue his or her employment relationship with Beneficiary.

(b)               Notwithstanding the foregoing, Beneficiary acknowledges that the Restricted Parties will require the limited services (not to exceed twelve (12) hours in the aggregate) of Trisha Welty and Frank Roy for a reasonable time after the Closing with respect to end of the year audit and tax preparation needs. The engagement of these two individuals for the stated purposes shall not be deemed a violation of this Agreement.

(c)                The terms of this section and the restrictions set forth herein shall inure to the sole benefit of Beneficiary and its successors and assigns.

3.                  Enforcement. Restricted Parties acknowledge and agree that (i) the time, span and scope of this Agreement are reasonable and necessary to protect Beneficiary from competitive efforts that are adverse to the Facility and the Acquired Assets, (ii) their agreement to abide and cause the Related Restricted Parties to abide by the terms of this Agreement was necessary to induce Beneficiary to enter into the Purchase Agreement, (iii) the consummation of the transactions contemplated by the Purchase Agreement is sufficient consideration for the Restricted Parties and the Related Restricted Parties to be bound by the terms hereof, (iv) Beneficiary will be entitled to seek all remedies available at law or in equity upon a breach of this Agreement, including, but not limited to, injunctive relief, specific performance, and the recovery of all damages that Beneficiary suffers as a result of the breach of this Agreement, (v) Beneficiary may be irreparably harmed by and without adequate remedy at law in the event of a breach of this Agreement, and (v) Beneficiary shall not be required to post a bond or other security if it is seeking to obtain injunctive or other equitable relief in connection with a violation of this Agreement. Nothing herein shall be deemed to limit any other remedies available to Beneficiary on account of a breach of this Agreement. The existence of any claim that any of the Restricted Parties or Related Restricted Parties has against Beneficiary or any of its Affiliates shall not constitute a defense to the enforcement of this Agreement.

EXHIBIT 5.2(g) – NON-SOLICITATION AGREEMENT

4.                  Severability. Should any court of competent jurisdiction decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision, clause or term of this Agreement, and all other provisions, clauses and terms of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Beneficiary the maximum protection permitted by law. The parties expressly agree that the time and scope of the restrictions in Section 2 are reasonable. If, however, any court of competent jurisdiction decides, holds, adjudges or decrees that the time or scope of Section 2 is unreasonable, then it is the express intent of the parties that such court determine the time and scope of the restrictions in Section 2 that would be reasonable and that such court enforce the terms of this Agreement in accordance with such determination.

5.                  Effect on Non-Parties. The Restricted Parties shall be responsible for causing the Related Restricted Parties to comply with and be bound by the provisions of this Agreement, even though they have not joined herein. Any failure by the Related Restricted Parties to comply with this Agreement shall constitute a default by Restricted Parties hereunder.

6.                  No Waiver. No waiver of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party charged therewith. No delay or omission in the exercise of any remedy accruing upon the breach of this Agreement shall impair such remedy or be construed as a waiver of such breach. The waiver by Beneficiary of any provision or breach of this Agreement shall not be deemed a waiver of any other breach or provision hereof, and one waiver of any right under this Agreement shall not be considered or deemed as a waiver of future rights under similar or different circumstances.

7.                  Attorneys’ Fees. In the event any legal proceeding is commenced related to this Agreement, the prevailing party in such proceeding shall be entitled to recover its reasonable attorneys’ fees (without regard to any statutory presumption), court costs and litigation expenses from the non-prevailing party therein.

8.                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to any rules regarding conflicts of law.

9.                  Waiver of Jury Trial. THE BENEFICIARY AND THE RESTRICTED PARTIES HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM ARISING UNDER THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. BENEFICIARY OR ANY OF THE RESTRICTED PARTIES MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

10.              Entire Agreement. This Agreement, including the documents and exhibits referred herein, \l3(i) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and \l3(ii) may be amended only by a written instrument executed by the Restricted Parties and Beneficiary.

11.              Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Restricted Parties, Beneficiary and their respective successors and assigns.

12.              Construction of Agreement. Each of the Parties hereto has agreed to the use of the particular language of this Agreement, and any question regarding the meaning of any provision of this Agreement shall not be resolved by any rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

EXHIBIT 5.2(g) – NON-SOLICITATION AGREEMENT

13.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

EXHIBIT 5.2(g) – NON-SOLICITATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Non-Solicitation Agreement to be executed as of the date first above written.

  RESTRICTED PARTIES:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  EQM TECHNOLOGIES & ENERGY, INC.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  BENEFICIARY:

  DELEK RENEWABLES, llc

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

EXHIBIT 5.2(h) – TERMINATION OF TOLL PRODUCTION AGREEMENT

TERMINATION OF BIODIESEL TOLL PRODUCTION AGREEMENT

THIS TERMINATION OF BIODIESEL TOLL PRODUCTION AGREEMENT (“Agreement”) is made and entered into as of the ___ day of January, 2013 (the “Effective Date”), by and between BEACON ENERGY (TEXAS) CORP., a Delaware corporation (“Beacon”), and DELEK RENEWABLES, LLC, a Delaware limited liability company (“Owner”).

WITNESSETH:

WHEREAS, WHEREAS, Beacon owns a biodiesel facility located at 3102 Windmill Road, Cleburne, Texas (the “Facility”); and

WHEREAS, Beacon and Owner are parties to that certain Biodiesel Toll Production Agreement, dated March 21, 2012 (the “Toll Production Agreement”), pursuant to which Beacon produces biodiesel using feedstock purchased and owned by Owner, which biodiesel is owned, blended, marketed, sold and/or consumed by Owner, a true and correct copy of which is attached hereto as Exhibit A; and

WHEREAS, pursuant to that certain Purchase Agreement, dated December __, 2012 (the “Purchase Agreement”), Beacon has agreed to sell the Facility and other related assets (collectively, the “Acquired Assets”) and Owner has agreed to purchase the same; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Beacon and Owner have agreed to terminate the Toll Production Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Beacon and Owner agree as follows:

1.                  Capitalized Terms. Capitalized terms used herein and not otherwise defined shall be given the same meanings as in the Toll Production Agreement.

2.                  Termination of Toll Production Agreement; Survival.

(a)                Subject to the other terms of this Agreement, the Toll Production Agreement shall terminate at 11:59 p.m. on January 8, 2013 (the “Termination Date”). Commencing on the day following the Termination Date, neither Beacon nor Owner shall have any continuing obligations or liabilities thereunder except for the “Surviving Obligations” (as hereinafter defined).

(b)               Notwithstanding the foregoing, and as provided in Section 2.2 of the Toll Production Agreement, unless otherwise expressly provided for in this Agreement or in the Toll Production Agreement, any termination of the Toll Production Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to Beacon or Owner pursuant to the Toll Production Agreement, which shall survive the termination of the Toll Production Agreement. Without limiting the generality of the foregoing, the following obligations of Beacon and Owner (collectively, the “Surviving Obligations”), shall survive the termination of the Toll Production Agreement and shall remain in full force and effect: (1) those obligations that survive the expiration or earlier termination of the Toll Production Agreement according to the terms of the Toll Production Agreement or by operation of law, including without limitation, Beacon’s obligation to keep and maintain reliable records, test results and samples in accordance with Section 3.1(a) of the Toll Production Agreement and detailed books and records in accordance with Section 3.1(k) of the Toll Production Agreement, (2) all indemnities under the Toll Production Agreement (as provided in Section 17.14 of the Toll Production Agreement); and (3) all obligations of Beacon and Owner under this Agreement.

EXHIBIT 5.2(h) – TERMINATION OF TOLL PRODUCTION AGREEMENT

(c)                Owner shall indemnify, defend and hold harmless Beacon and its officers, directors, Affiliates, lenders, agents, employees, contractors, and representatives from and against any and all third party claims and associated demands, actions, lawsuits, proceedings and Losses arising out of or resulting from liability for breach of the Toll Production Agreement arising from the actions or omissions of Owner on or before the Termination Date, and Beacon shall indemnify, defend and hold harmless Owner and its officers, directors, Affiliates, lenders, agents, employees, contractors, and representatives from and against any and all third party claims and associated demands, actions, lawsuits, proceedings and Losses arising out of or resulting from liability for breach of the Toll Production Agreement arising from the actions or omissions of Beacon on or before the Termination Date. Without limiting the generality of the foregoing, Beacon shall indemnify, defend and hold harmless Owner and its officers, directors, Affiliates, lenders, agents, employees, contractors, and representatives from and against any and all third party claims and associated demands, actions, lawsuits, proceedings and Losses arising out of or resulting from: (1) the calculation and payment of any amounts owed to Owner by Beacon under the Toll Production Agreement for Excess Feedstock Loss; and (2) any claim by Owner for any Loss or damage as a result of Beacon’s failure to cause a minimum of 1.5 RINs per gallon to have been properly assigned and attached to each Qualifying Biodiesel Batch or to ensure that Owner is the lawful owner and holder thereof under Applicable Law, including without limitation, as provided in Section 3.1(f)(ii) and (iii) or any other provision of the Toll Production Agreement, as a result of Beacon’s failure to timely file all reports and other documentation pertaining to the RINs as required under Section 3.1(k) or any other provision of the Toll Production Agreement or under Applicable Law, as a result of a breach of Beacon’s obligation to keep and maintain reliable records, test results and samples in accordance with Section 3.1(a) of the Toll Production Agreement or Applicable Law, or as a result of any inaccuracy in the documentation so provided.

3.                  Ending Feedstock Inventory. As of the Effective Date, Sections 4.1(d) and 4.1(e) of the Toll Production Agreement, governing the Owner’s Ending Feedstock Inventory and remaining Owner’s Work-in-Process or any Out of Spec Product upon termination of the Toll Production Agreement, shall be of no further force and effect. All of Owner’s Product, Owner’s Ending Feedstock Inventory, Owner’s Work-in-Process, and Out of Spec Product shall remain at the Facility on the Termination Date and their disposition shall be governed by the terms of the Purchase Agreement.

4.                  Performance of Obligations. Beacon and Owner shall continue to pay all amounts due under the Toll Production Agreement for periods prior to and including the Termination Date and shall continue to observe and perform all obligations under the Toll Production Agreement for periods prior to and including the Termination Date.

5.                  No Third Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity whatsoever shall have any rights, interests, claims or benefits under or on account of this Agreement as a third party beneficiary or otherwise.

6.                  Miscellaneous. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas. The prevailing party in any legal proceeding related to this Agreement shall be entitled to recover the reasonable court costs, litigation expenses and attorneys’ fees that it incurs in connection with such legal proceeding from the non-prevailing party therein. In the event of any conflict between this Agreement and the terms of the Toll Production Agreement, the terms of this Agreement shall control. The terms of this Agreement shall be binding upon and inure to the benefit of Beacon and Owner and their respective successors and assigns. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

EXHIBIT 5.2(h) – TERMINATION OF TOLL PRODUCTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

  BEACON:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

  OWNER:

  DELEK RENEWABLES, LLC

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

EXHIBIT 5.2(h) – TERMINATION OF TOLL PRODUCTION AGREEMENT

EXHIBIT A

TOLL PRODUCTION AGREEMENT

[SEE ATTACHED]

EXHIBIT 5.2(u) – Assignment of Intangible Property

ASSIGNMENT OF INTANGIBLE PROPERTY

This Assignment of Intangible Property (this “Assignment”) is made and entered into effective as of January __, 2013, by Beacon Energy (Texas) Corp., a Delaware corporation (“Seller”) for the benefit of Delek Renewables, LLC, a Delaware limited liability company (“Buyer”). Seller is hereinafter sometimes referred to as “Assignor.” Buyer is hereinafter sometimes referred to as “Assignee.”

Recitals:

A.                 This Assignment is being delivered pursuant to that certain Purchase and Sale Agreement dated December __, 2012 by and among Buyer, Seller and EQM Technologies & Energy, Inc. (the “Purchase Agreement”), and is subject to all of the terms and conditions thereof. Any capitalized terms used but not otherwise defined in this Assignment shall have the same meanings herein as ascribed to such terms in the Purchase Agreement.

B.                 Assignor has agreed to assign to Assignee certain Intangible Property as described in Section 2.1(f) of the Purchase Agreement (the “Intangible Property”).

Agreement:

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                   Transfer. Assignor hereby conveys and assigns to Assignee all right, title and interest of Assignor in and to all Intangible Property to the extent legally transferrable. Assignor, for itself, its successors and assigns, does hereby warrant and will forever defend title to the Intangible Property unto Assignee, its successors and assigns, against the lawful claims of all persons.

2.                   Status. Assignor represents and warrants to Assignee that: (i)  Assignor has good title to the Intangible Property; (ii) the Intangible Property is not subject to any Liens or other encumbrances; (iii) this Assignment has been duly and validly executed and delivered by Assignor and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, and (iv) Assignor has the right, power and authority to assign and convey the Intangible Property to Assignee.

3.                   Excluded Liabilities. Assignee does not assume or agree to pay, perform or discharge any liability or obligation of Assignor, including, without limitation, any liability or obligation arising out of, incurred in connection with, related to or created as a result of any indebtedness secured by the Intangible Property, except as expressly set forth in the Purchase Agreement.

4.                   Further Assurances. Assignor agrees to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as required to evidence more effectively the assignment made by Assignor in this instrument.

5.                   Binding Effect. This Assignment and the covenants and agreements herein contained shall be binding upon Assignor and its successors and assigns and shall inure to the benefit of Assignee and its successors and assigns.

6.                   No Modification of Purchase Agreement. This Assignment is delivered pursuant to the Purchase Agreement and, as between Assignor and Assignee, is subject in all respects to the provisions thereof and is not meant to alter, enlarge or otherwise modify the provisions of the Purchase Agreement.

7.                   Modification. This Assignment may be modified or supplemented only by written agreement of Assignor and Assignee.

SIGNATURE PAGE FOLLOWS

2

In Witness Whereof, Assignor has executed this Assignment of Intangible Property effective as of the date first written above.

  ASSIGNOR:

  BEACON ENERGY (TEXAS) CORP.

  By:  ____________________________________________

  Name: __________________________________________

  Title: ___________________________________________

3

EXHIBIT 5.2(v) – RFS Registration Letter

January 9, 2013

U.S. Environmental Protection Agency

RFS Program

Room 647C (202-343-9038)

1310 L Street, NW

Washington, DC 20005-4113

Re: Notification of Sale of Beacon Energy Biodiesel Plant (EPA ID 7479/Facility ID 82850) to Delek Renewables, LLC (EPA ID 5988) and Request for RFS Registration

This letter provides notification that on January 9, 2013, Delek Renewables, LLC (Delek), a wholly owned subsidiary of Delek US Holdings, Inc. having its primary office at 7102 Commerce Way, Brentwood, TN 37027, purchased the assets of the Beacon Energy biodiesel plant at 3102 Windmill Road in Cleburne, Texas (EPA ID 7479/Facility ID 82850). Delek wishes to initiate registration of this facility as a renewable fuel manufacturer of biodiesel under the requirements of 40 CFR 80.

The following requested documents accompany this letter:

•	A copy of the Bill of Sale (redacted for confidential information not relevant to the registration) for the Beacon Energy Cleburne, Texas biodiesel plant to Delek Renewables LLC, effective January 9, 2013;
•	A letter from William Kratzer, PE, giving permission for the original engineering review of the Cleburne plant to be used by Delek for purposes of this registration; and,
•	A letter from Jeffrey Upper, PE, giving permission for the recently submitted updated engineering review for the Cleburne plant to be used by Delek for purposes of this registration.

The facility information has been entered into CDX/OTAQreg as a facility associated with Delek Renewables, LLC. The new facility name will be: Delek Renewables Cleburne Biodiesel Plant.

Please notify me as soon as possible if you have any questions or require any additional information. I may be contacted by email at Mike.Norman@DelekUS.com or by phone at 713-301-3660. I would appreciate if you are able to keep me apprised of the progress in processing this request.

This notification is being jointly submitted and signed by the RCO’s on file with EPA for Beacon Energy and Delek Renewables.

EXHIBIT 5.2(v) – RFS Registration Letter

Sincerely,

Michael Norman

Vice President – Environmental & Regulatory Affairs

Responsible Corporate Officer/Delek Renewables, LLC (EPA ID 5988)

Trisha Welty

Office Manager

Responsible Corporate Officer/Beacon Energy (EPA ID 7479)